UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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Filed by a Party other than the Registrant	☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
DigitalOcean Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☒	No fee required.
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DigitalOcean Holdings, Inc.
101 6th Avenue
New York, New York 10013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 6, 2024
To the Stockholders of DigitalOcean Holdings, Inc.:
On behalf of our Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DigitalOcean Holdings, Inc., a Delaware corporation. The Annual Meeting will be held on June 6, 2024 at 12:00 p.m. Eastern time. The Annual Meeting will be held virtually through a live webcast at www.virtualshareholdermeeting.com/DOCN2024. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. You will not be able to attend the meeting in person. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate.
The meeting will be held for the following purposes:
1.	To elect two Class III directors, Pratima Arora and Warren Jenson, each to hold office until the Annual Meeting of Stockholders in 2027;
2.
To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement; and
4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 12, 2024. Only stockholders at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

Padmanabhan Srinivasan
Chief Executive Officer
April 19, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held at 12:00 p.m. Eastern time on June 6, 2024 at www.virtualshareholdermeeting.com/DOCN2024.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting.

ii

DigitalOcean Holdings, Inc.
101 6th Avenue
New York, New York 10013
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 6, 2024
Our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of DigitalOcean Holdings, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/DOCN2024, on June 6, 2024 at 12:00 p.m. Eastern time, and any adjournment or postponement thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the Annual Meeting, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”), to our stockholders primarily via the Internet. On or about April 19, 2024, we expect to distribute the proxy materials and mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders at the close of business on April 12, 2024 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 91,191,699 shares of common stock outstanding and entitled to vote. Each holder of common stock will have the right to one vote per share of common stock. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/DOCN2024 and in this Proxy Statement.
In this Proxy Statement, we refer to DigitalOcean Holdings, Inc. as “the Company,” “DigitalOcean,” “we” or “us.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended December 31, 2023, accompanies this Proxy Statement. You also may obtain a copy of the Annual Report without charge by writing to the Company’s Corporate Secretary at DigitalOcean Holdings, Inc., 101 6th Avenue, New York, New York 10013 or by emailing investors@digitalocean.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent our stockholders the Notice because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders who received a Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We provide some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you receive paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
We intend to mail the Notice on or about April 19, 2024 to all stockholders entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 1, 2024.
How do I attend, participate in and ask questions during the Annual Meeting?
The Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/DOCN2024. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/DOCN2024.
You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker, bank or other agent. We encourage you to access the Annual Meeting before it begins. You may log in beginning at 11:45 a.m. Eastern time on June 6, 2024.
Only stockholders as of the Record Date and their proxyholders may submit questions or comments. If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/DOCN2024 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the meeting when you log in prior to its start. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DOCN2024 or at www.proxyvote.com. Technical support will be available starting at 11:45 a.m. Eastern time on June 6, 2024.
Who can vote at the Annual Meeting?
Only stockholders at the close of business on April 12, 2024 will be entitled to vote at the Annual Meeting. On the Record Date, there were 91,191,699 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 12, 2024, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy through the Internet, over the telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 12, 2024, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your broker, bank or other agent for your broker, bank or other agent to vote your shares per your instructions.
What am I voting on?
There are three matters scheduled for a vote:
•	Election of two Class III directors, Pratima Arora and Warren Jenson, each to hold office until our 2027 Annual Meeting of Stockholders (Proposal 1);
•
Ratification of the selection by the Audit Committee of the Board (the “Audit Committee”) of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024 (Proposal 2); and

•	Approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of selection of our independent registered public accounting firm and the non-binding advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with SEC rules, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy. In such case, your previously submitted proxy will be disregarded.
•	To vote during the Annual Meeting, follow the instructions at www.virtualshareholdermeeting.com/DOCN2024. You will need to enter the 16-digit control number from the Notice.
•	To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided.
•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice.

•
To vote through the Internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and control number from the Notice.

If we receive your vote by proxy card, telephone or Internet by 11:59 p.m. Eastern time on June 5, 2024, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a Notice containing voting instructions from that organization rather than from the Company. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted.
Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2024.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the Internet.
•
You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at DigitalOcean Holdings, Inc., 101 6th Avenue, New York, New York 10013 or by emailing investors@digitalocean.com.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card, proxy by telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of each of the two nominees for director; “FOR” the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and “FOR” the approval of the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using such proxyholder’s best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if supported by management. The election of directors (Proposal 1) and “say-on-pay” (Proposal 3) are each “non-routine” matters, meaning that your broker, bank or other agent may not vote your shares on these proposals in the absence of your voting instructions. However, the ratification of the selection of our independent registered public accounting firm (Proposal 2) is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker, bank or other agent by its deadline, your shares may be voted by your broker, bank or other agent in its discretion on Proposal 2. We encourage you to provide voting instructions to your broker, bank or other agent. This ensures that your shares will be voted at the Annual Meeting according to your instructions.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are “broker non-votes”?
As discussed above, broker non-votes occur when your broker, bank or other agent submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on those matters. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist only in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count (i) for the proposal to elect directors (Proposal 1), votes “FOR,” “WITHHOLD” and broker non-votes; (ii) with respect to Proposal 2, votes “FOR” and “AGAINST” and abstentions; and (iii) with respect to Proposal 3, votes “FOR” and “AGAINST,” abstentions and broker non-votes.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions, withhold votes and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions or Withhold Votes, As Applicable	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “FOR” votes.	No effect	No effect
2	Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024	“FOR” votes from a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes).	No effect	Not applicable(1)
3	Advisory Approval of the Compensation of our Named Executive Officers
“FOR” votes from a majority of the votes cast on such matter, voting affirmatively or negatively (excluding abstentions and broker non-votes). Since this proposal is an advisory vote, the result will not be binding on our Board. However, our Board values our stockholders’ opinions, and the Board and the Compensation Committee of the Board (the “Compensation Committee”) will take into account the outcome of the advisory vote when considering future executive compensation decisions.
			No effect	No effect
(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares of stock entitled to vote are present, by remote communication, if applicable, at the meeting or represented by proxy. On the Record Date, there were 91,191,699 shares outstanding and entitled to vote.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the stockholders, by a majority of the votes cast thereon, may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 20, 2024 to our Corporate Secretary at DigitalOcean Holdings, Inc., 101 6th Avenue, New York, New York 10013. Under our bylaws, if you wish to submit a proposal (including a director nomination) at the 2025 Annual Meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on February 6, 2025 and no later than the close of business on March 8, 2025, provided in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1: ELECTION OF DIRECTORS
General
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may generally be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has eight members. There are two directors in the class whose term of office expires in 2024, both of whom have been nominated for re-election to the Board. All of our incumbent directors have previously been elected by our stockholders, other than this year’s two nominees, Pratima Arora and Warren Jenson, each of whom was appointed by our Board prior to our initial public offering to fill then-existing vacancies, and Christopher Merritt, who was appointed by our Board in 2023 to fill a then-existing vacancy and who is expected to be nominated for re-election to the Board at the 2025 Annual Meeting of Stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2027 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Six out of eight directors attended the 2023 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography as of the date of this Proxy Statement of each nominee and each director whose term will continue after the Annual Meeting.
Nominees for Election for a Three-Year Term Expiring at the 2027 Annual Meeting of Stockholders
Pratima Arora, age 44, has served as a member of our Board since February 2021. Ms. Arora has served as Chief Technology Officer at Chainalysis Inc., a blockchain data platform, since June 2021. Prior to joining Chainalysis, Ms. Arora served as General Manager and Vice President of Confluence at Atlassian Corporation Plc, a provider of software development and collaboration tools, from September 2017 to June 2021. From June 2008 to September 2017, Ms. Arora worked at Salesforce.com, Inc., a cloud-based customer relationship management software service, where she most recently served as Vice President of Product Management. Previously, Ms. Arora worked in various roles at SAP SE, an enterprise software management system, and Intuit Inc., a financial services software company. Ms. Arora received a B.S. in Physics from Sri Venkateswara College, Delhi University and an M.B.A. from the Walter A. Haas School of Business at the University of California, Berkeley. We believe Ms. Arora’s extensive experience in product management roles at technology companies qualifies her to serve on our Board.
Warren Jenson, age 67, has served as a member of our Board since December 2020. Mr. Jenson currently serves as President and Chief Financial Officer at Nielsen Holdings plc, a firm specializing in audience measurement, data, and analytics, where he has served since April 2023. From February 2012 to April 2023, Mr. Jenson worked at LiveRamp (formerly known as Axiom), a software-as-a-service company that provides identity and data connectivity services, where he most recently served as President, Chief Financial Officer and Executive Managing Director of International. Previously, Mr. Jenson served in C-suite positions with Electronic Arts, Amazon.com, Delta Air Lines and the National Broadcasting Company. Mr. Jenson currently serves on the board of directors of the USC Marshall School of Business, the Marriott School of Business at Brigham Young University, Ripple, a provider of cryptocurrency solutions for businesses, and Jobcase, an online job marketplace and social platform. Mr. Jenson previously served on the board of directors of Cardtronics plc and DigitalGlobe, Inc. Mr. Jenson received a B.S. in Accounting and a Master of Accountancy—Business Taxation from Brigham Young University. We believe that Mr. Jenson’s extensive experience as both a director and an executive officer at several successful public and private companies qualifies him to serve on our Board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
EACH CLASS III DIRECTOR NOMINEE NAMED ABOVE
Class I Directors Continuing in Office Until the 2025 Annual Meeting of Stockholders
Padmanabhan Srinivasan, age 49, has served as our Chief Executive Officer and a member of our Board since February 2024. Prior to DigitalOcean, Mr. Srinivasan served as the Chief Executive Officer of GoTo (formerly LogMeIn, Inc.), a provider of software as a service and cloud-based remote work tools for collaboration and IT management, from August 2022 to February 2024 and, prior to serving in such capacity, Mr. Srinivasan served as the Chief Product and Technology Officer at GoTo from June 2020 to August 2022. From June 2019 to June 2020, Mr. Srinivasan served as General Manager, Data, Machine Learning Platform Services, Alexa AI at Amazon. Previously, from June 2013 to June 2019, Mr. Srinivasan held a variety of positions at GoTo, where he most recently served as Senior Vice President, Products, General Manager. Prior to GoTo, Mr. Srinivasan co-founded Opstera, Inc., a cloud monitoring and management startup, which was acquired by a subsidiary of Microsoft Corporation in 2012. Earlier in his career, Mr. Srinivasan held various product and engineering leadership positions at both Oracle Corporation and Microsoft. Mr. Srinivasan received a B.S. in Electrical and Electronic Engineering from the Birla Institute of Technology and Science and an M.B.A. from Southern Methodist University. We believe Mr. Srinivasan’s prior experience as a chief executive officer, extensive product and technical experience, as well as his insight into corporate matters as our Chief Executive Officer, make him a valuable member of the Board.
Amy Butte, age 56, has served as a member of our Board since April 2018. Ms. Butte currently serves on the board of directors of Bain Capital Specialty Finance, Inc., a managed specialty finance company; Bain Capital Private Credit, a public non-traded business development company; and Stash Financial, Inc., a financial services technology company, where she serves as audit committee chair. Ms. Butte is an advisor to several private companies, including the Long-Term Stock Exchange, Inc., a startup marketplace for long-term investors. Ms. Butte previously served as the audit committee chair, a member of the risk management committee and as a member of the board of directors of BNP Paribas USA, from 2016 to 2023; as chairperson and a member of the board of directors at Iron Spark I (ISAA), a special purpose acquisition vehicle, from 2021 to 2022; on the board of directors of Tuscan Holdings Corp. from 2019 to 2021; as an independent trustee for the Fidelity Investments Strategic Advisors Funds from 2011 to 2017; as a board member for Accion International from 2008 to 2014; and as the founder of TILE Financial, a fintech startup, from 2008 to 2012. Previously, Ms. Butte served as Chief Financial Officer of Man Financial, Inc., Chief Financial Officer and Executive Vice President of the New York Stock Exchange, and Chief Financial Officer and Strategist for the Financial Services Division of Credit Suisse First Boston, Inc. Ms. Butte received a B.A. from Yale University and an M.B.A. from Harvard Business School. We believe that Ms. Butte’s extensive experience in the financial industry and guiding companies through the complexities of maturing from private to public qualifies her to serve on our Board.
Christopher Merritt, age 54, has served as a member of our Board since April 2023. Mr. Merritt currently serves on the board of directors of Sumo Logic, a cloud-based machine data analytics company. From September 2013 to January 2023, Mr. Merritt worked at Cloudflare, Inc., an internet security company, where he most recently served as Chief Revenue Officer and President of Field Operations. Previously, Mr. Merritt served as Chief Marketing and Sales Officer at BranchOut, a professional networking website, as VP of Global Advertiser Partnerships at Yahoo! Inc., a media and technology company, and in various senior roles at Monster Worldwide, Inc., a global employment website. Mr. Merritt received a Bachelor of Industrial Engineering from Auburn University. We believe Mr. Merritt’s extensive experience as a senior sales and/or marketing executive at various technology companies qualifies him to serve on our Board.
Class II Directors Continuing in Office Until the 2026 Annual Meeting of Stockholders
Warren Adelman, age 60, has served as a member of our Board since November 2020 and as our Executive Chairman since August 2023. Mr. Adelman served as our lead independent director from June 2022 to August 2023. Mr. Adelman also serves as the Managing Director of Nativ Group, a personal investment firm, where he has served in such capacity since 2013. Prior to founding Nativ Group, Mr. Adelman held a variety of positions at GoDaddy Inc., a publicly-traded domain name registrar, from 2003 to 2012, most recently serving as Chief Executive Officer. Mr. Adelman also served as a member of GoDaddy’s board of directors from 2006 to 2012. Mr. Adelman currently serves on the board of directors of several technology-related companies. Mr. Adelman also previously served on the board of directors of SendGrid, Inc. from April 2014 until its merger with Twilio Inc. in February 2019. Mr. Adelman holds a B.A. in Political Science and History from the University of Toronto. We believe Mr. Adelman’s extensive experience with technology companies as both a director and an executive officer qualifies him to serve on our Board.
Pueo Keffer, age 42, has served as a member of our Board since June 2015. Mr. Keffer currently serves as a Senior Managing Director at Access Technology Ventures, a venture and growth technology firm, where he has served in various capacities since April 2015. Mr. Keffer was a Partner at Redpoint Ventures, a venture capital firm, from January 2009 to April 2015. Previously, Mr. Keffer was an associate at TA Associates, a growth private equity firm, and a financial analyst at Goldman Sachs & Co. Mr. Keffer also currently serves on the board of directors of Opendoor Technologies Inc., an operator of an online real estate marketplace, and Array Corporation, a privately-held software development company. Mr. Keffer received a B.A. in Economics from Stanford University. We believe that Mr. Keffer’s extensive investment experience in the technology industry qualifies him to serve on our Board.
Hilary Schneider, age 63, has served as a member of our Board since November 2020. Ms. Schneider served as the Chief Executive Officer of Shutterfly, Inc., a photography and image sharing company, from January 2020 to May 2023. From January 2018 to November 2019, Ms. Schneider served as the Chief Executive Officer of Wag Labs, Inc., an on-demand dog walking company. Ms. Schneider served as President, Chief Executive Officer and a director of LifeLock, Inc., a formerly publicly-traded provider of identity theft protection, identity risk assessment and fraud protection services, from March 2016 to February 2017 and President from 2012 to 2016. Previously, Ms. Schneider held senior leadership roles at Yahoo!, a media and technology company, Knight Ridder, Inc., a media company, and Red Herring Communications, a media company. Ms. Schneider currently serves on the board of directors of Vail Resorts, Inc., a global mountain resort operator, Getty Images, Inc., a global visual content creator and marketplace, Sleep Number Corporation, a manufacturer of beds and bed accessories, and Water.org, a non-profit organization. Ms. Schneider previously served on the board of directors of SendGrid, Inc. from July 2017 until its merger with Twilio Inc. in February 2019. Ms. Schneider holds a B.A. in Economics from Brown University and an M.B.A. from Harvard Business School. We believe Ms. Schneider’s extensive experience with technology companies as both a director and an executive officer qualifies her to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
The Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NYSE listing standards: Ms. Arora, Ms. Butte, Mr. Jenson, Mr. Keffer, Mr. Merritt and Ms. Schneider. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Adelman and Mr. Srinivasan are not independent due to their positions as our Executive Chairman and Chief Executive Officer, respectively.
Board Leadership Structure
Pursuant to our Corporate Governance Guidelines, the Board may select a chairperson of the Board (the “Chairperson”) in a manner that it determines to be in the best interests of our stockholders or, in the absence of an independent Chairperson, the independent directors may designate a lead independent director (the “Lead Independent Director”). Padmanabhan Srinivasan currently serves as our Chief Executive Officer and Warren Adelman is currently serving as our Executive Chairman on an interim basis, which is expected to continue until August 2024. Mr. Adelman was appointed as our Executive Chairman in August 2023 in connection with our chief executive officer succession plan, at which time he ceased to be independent. Prior to his appointment as our Executive Chairman, Mr. Adelman had served as our Lead Independent Director since June 2022. We expect Mr. Adelman to return to his role as Lead Independent Director following his tenure as Executive Chairman and, if not, we expect the Board to appoint a Chairperson or another Lead Independent Director at such time. The Chairperson or Lead Independent Director has the authority, among other things, to preside over Board meetings, to develop meeting agendas and to provide the Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to the Board. Accordingly, the Chairperson or Lead Independent Director has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairperson or Lead Independent Director and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs.
Role of the Board in Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
In connection with its reviews of the operations of our business, our Board addresses the primary risks associated with our business including, for example, strategic planning, liquidity risk, organizational risk and operational risk. In addition, our Board provides oversight of and monitors management’s response to emerging risks and their potential impact on our business.
The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee’s responsibilities also include oversight of management’s implementation of our cybersecurity risk management program, including management’s monitoring of our systems and mitigation strategies we use to prevent attacks, as discussed in more detail below. Furthermore, the Audit Committee oversees our procedures for receiving, retaining and investigating complaints regarding accounting, internal accounting controls or auditing matters and confidential and anonymous submissions by employees concerning questionable accounting and auditing matters through our 24x7 whistleblower hotline and online platform. Management provides the Audit Committee with periodic reports on our compliance programs and investment policy and practices.
Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Compensation Committee also oversees the implementation and effectiveness of our policies, strategies, programs and practices related to our human capital management function, as well as risks relating to the recruiting and retention of our executive officers and our broader compensation philosophy. In addition, our SVP, People provides regular reports on the progress of our human capital management metrics and initiatives, including our diversity programs, to the Compensation Committee.
The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also assists the Board in monitoring our governance, including annual evaluation of our Board and committees, and compliance with certain regulatory matters, such as our environmental, social and governance (“ESG”) initiatives.
At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to the most significant risks that could affect our business, such as competition risks, legal risks, information security and privacy risks, and financial, tax and audit-related risks.
Cybersecurity Risk Oversight
The Board and Audit Committee appreciate the rapidly evolving nature of threats presented by cybersecurity incidents and are committed to the prevention, timely detection and mitigation of the effects of such incidents on the Company. A number of individuals on our Board and executive team have experience in cybersecurity and related matters, including information security. As part of its cybersecurity risk oversight role, the Audit Committee receives regular updates on cybersecurity threats to our business and our mitigation processes. Our Chief Information Security Officer provides in-depth reviews of our cybersecurity performance and risk profile to our executive officers and the Audit Committee on a regular basis and also briefs the full Board annually, as well as on an ad hoc basis upon request, on cybersecurity risk oversight activities and preparedness efforts. We have developed and implemented a cybersecurity risk management program, which includes administrative, technical and physical safeguards designed to maintain the confidentiality, integrity and availability of company and customer information. Our cybersecurity risk management program is integrated into our overall enterprise risk management program, and shares common methodologies, reporting channels and governance processes that apply across the enterprise risk management program to other legal, compliance, strategic, operational, and financial risk areas, including the involvement of cross-functional teams and, depending on the nature and severity of an incident, an escalation path to notify our executive and senior management teams and our Board.
Meetings of the Board of Directors
The Board met fourteen times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the (i) current membership and (ii) meeting information for fiscal year 2023 for each of the Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance
Warren Adelman(1)
Pratima Arora		X	X
Amy Butte	X*
Warren Jenson	X	X
Pueo Keffer(1)(2)		X	X*
Hilary Schneider(1)	X	X*
Total meetings in fiscal year 2023	10	4	10
*	Committee chairperson
(1)
Mr. Adelman served on the Audit Committee and Nominating and Corporate Governance Committee through August 24, 2023, the date on which Mr. Adelman became our Executive Chairman and was no longer able to serve on such committees. Upon Mr. Adelman’s departure from the committees, Ms. Schneider was selected to fill the vacancy on the Audit Committee, Mr. Keffer was selected as the chairperson of the Nominating and Corporate Governance Committee and the Board reduced the size of the Nominating and Corporate Governance Committee from three members to two members.

(2)
In March 2023, the Board increased the size of the Compensation Committee from three members to four members and approved the appointment of Mr. Keffer to fill the vacancy on the Compensation Committee, effective immediately.

Below is a description of each committee of the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to:
•	overseeing our corporate accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of our financial statements;
•
managing the selection, engagement terms, fees, qualifications, independence and performance of the registered public accounting firms engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”);

•	maintaining and fostering an open avenue of communication with our management, internal audit group and Auditors;
•	reviewing any reports or disclosures required by applicable law and stock exchange listing requirements;
•	overseeing the design, implementation, organization and performance of our internal audit function;
•	helping the Board oversee our data security, information technology use and protection and legal and regulatory compliance, including risk assessment; and
•	providing regular reports and information to the Board.
The Audit Committee is composed of three directors: Ms. Butte, Mr. Jenson and Ms. Schneider. The Audit Committee met ten times during the last fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at investors.digitalocean.com.

The Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent within the meaning of the applicable NYSE listing standards and SEC regulations.
The Board has also determined that each of Ms. Butte, Mr. Jenson and Ms. Schneider qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including formal education and experience in the corporate finance sector.
Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the applicable requirements of the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Members of the Audit Committee
Amy Butte (Chair)
Warren Jenson
Hilary Schneider
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee acts on behalf of the Board to review, oversee and approve (or make recommendations to the full Board to approve) the Company’s compensation strategy, policies, plans and programs, including:
•	overseeing our compensation strategy and practices with a goal to attract, incentivize, retain and reward top quality executive management and employees;
•	reviewing and determining the compensation to be paid to our executive officers and directors and employment and post-employment arrangements applicable to executive officers;
•	overseeing executive officer succession planning;
•	administering incentive and equity-based compensation plans;
•	reviewing and discussing with management our compensation disclosures in the section titled “Compensation Discussion and Analysis” of this Proxy Statement;
•	reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, including policies for recovery or clawback of compensation;
•	implementing and monitoring compliance with the Company’s stock ownership guidelines; and
•
assisting us in our oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, management succession, diversity and inclusion, and employment practices.

The Compensation Committee is composed of four directors: Ms. Schneider, Ms. Arora, Mr. Jenson and Mr. Keffer. All members of the Company’s Compensation Committee are independent within the meaning of the applicable NYSE listing standards. The Compensation Committee met four times during the last fiscal year.
The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at investors.digitalocean.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or recommendations of the Compensation Committee regarding his compensation or individual performance objectives.
The charter of the Compensation Committee grants the Compensation Committee access to all Company books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee. In addition, under the charter, the Compensation Committee has the authority to retain legal, accounting or other outside advisors, including compensation consultants, and determine compensation terms for those advisors at the expense of the Company. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees or management as appropriate. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined cash bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee are currently, or have been at any time, one of our executive officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity where an executive officer of such other entity serves or served as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for:
•	helping the Board oversee our corporate governance functions and develop, update as necessary and recommend to the Board the governance principles applicable to us;
•	evaluating the performance of our chief executive officer and discussing chief executive officer succession planning with the Board;

•
identifying, evaluating and recommending and communicating with candidates qualified to become Board members or nominees for directors of the Board consistent with criteria approved by the Board, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the Board;

•	overseeing the Company’s ESG strategy, performance and reporting; and
•	making other recommendations to the Board relating to our directors.
The Nominating and Corporate Governance Committee is composed of two directors: Mr. Keffer and Ms. Arora. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the applicable NYSE listing standards. The Nominating and Corporate Governance Committee met ten times during the last fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at investors.digitalocean.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. Although we have no formal policy regarding board diversity, in conducting this assessment, the Nominating and Corporate Governance Committee will typically consider diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee is independent for NYSE purposes, which determination will be based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee will then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee will meet to discuss and consider the candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, DigitalOcean Holdings, Inc., 101 6th Avenue, New York, New York 10013. Submissions should include any supporting material the stockholder considers appropriate in support of that recommendation but must include information that would be required under the “advance notice” provisions of our bylaws and rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate. Stockholders must also satisfy the notification, timeliness, consent, and information requirements set forth in our bylaws. All recommendations received by the Corporate Secretary that satisfy our “advance notice” bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. See “Questions and Answers About These Proxy Materials and Voting - When are stockholder proposals and director nominations due for next year’s annual meeting?”
Board Diversity Matrix
As discussed above, when evaluating candidates for director nominees, the Nominating and Corporate Governance Committee will typically consider diversity (including gender, racial and ethnic diversity), skills and such other factors as it deems appropriate, given the current needs of the Board and our business, to maintain a balance of knowledge, experience and capability. The following table lists the self-identified diverse attributes of our directors as of the date of this Proxy Statement:
Total Number of Directors 8
Racial/Ethnic Identity		Gender
African American or Black	—	Female	3
Alaskan Native or Native American	—	Male	5
Asian	2	Non-Binary	—
Hispanic or Latinx	—
Native Hawaiian or Pacific Islander	—	Additional Demographics
White	5	LGBTQ+	—
Two or More Races or Ethnicities	—
Decline to Disclose	1
Executive Sessions and Stockholder Communications With the Board Of Directors
The Board’s independent directors meet at regularly scheduled executive sessions without management present. In his role as Lead Independent Director, Warren Adelman presided over executive sessions of our independent directors. Currently, a director designated at each executive session by the non-management or independent directors, as applicable, presides at the executive sessions. If a lead independent director is elected in the future, such person will preside at executive sessions.
Our stockholders and other interested parties may communicate with any member or members of our Board by writing to our Corporate Secretary at DigitalOcean Holdings, Inc., 101 6th Avenue, New York, New York 10013. Written communications may be addressed to the Chairperson or Lead Independent Director, the chairperson of any of the Audit, Compensation and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.
Any such communication will be reviewed by our Corporate Secretary, who will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case our Corporate Secretary shall discard the communication.
Code of Ethics
The Company has adopted the Code of Business Conduct and Ethics that applies to all executive officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at investors.digitalocean.com. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website at investors.digitalocean.com.

Corporate Governance Guidelines
Our Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection including diversity, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investors.digitalocean.com.
Environmental, Social and Governance and Corporate Responsibility
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability in helping advance the long-term interests of the Company and our stockholders. As a part of its primary duty to oversee corporate strategy, our Board also oversees how environmental, social and governance (“ESG”) related issues may impact our long-term interests.
Our ESG strategy is informed by analysis of:
•	our research to identify policies, principles and practices of our peer companies and the best disclosure practices related to each;
•	internal feedback from employees to help determine which topics have the greatest impact on our business;
•	our current stockholder base, as well as prospective investors, to identify key issues emphasized by our stockholders;
•	analysis of the key factors evaluated by the most influential ratings agencies issuing ESG scores; and
•	new regulations relating to ESG.
Below is a summary of highlights of certain of our recent ESG efforts:
Board and Management Oversight
Our ESG strategy is led by a cross-departmental team that includes individuals from our communications, legal, human resources and finance teams. This team provides updates to the executive team on our ESG priorities, performance and regulatory requirements. The Board has delegated oversight of our ESG initiatives to the Nominating and Governance Committee. The Nominating and Governance Committee will work closely with other Board standing committees to address risks inherent in their respective areas of oversight, such as Audit Committee oversight of cybersecurity matters and Compensation Committee oversight of human capital management and diversity-related initiatives, and will report on our ESG initiatives to the full Board on a regular basis.
Human Capital Management
We believe that our employees and the culture we have established are critically important to our success. In order to continue to compete and succeed in our highly competitive and rapidly evolving market, it is crucial that we continue to attract, retain and motivate qualified employees. To support these objectives, we strive to maintain our company culture, offer competitive compensation and benefits, support the health and well-being of our employees, foster an inclusive, diverse and engaged workforce, maintain strong employee engagement and develop talent.
We have evolved our compensation and benefits programs to meet our employees’ health and wellness needs. In addition to cash and equity compensation, we also offer employees a wide array of benefits designed to prioritize wellness, including physical well-being, emotional well-being, financial well-being and family well-being. These offerings include health insurance, flexible personal time off, retirement benefits, a generous parental leave program, emotional well-being services through our Employee Assistance Program and a variety of additional resources to support employees’ overall well-being.
We have a strong commitment to building a diverse workforce that reflects our values and the needs of our global customer base. We believe that a diverse and inclusive workforce brings a diversity of perspectives, which in turn fosters innovation and helps drive better business outcomes. We are committed to pay equity, regardless of gender, ethnicity or other personal characteristics. To deliver on that commitment, we benchmark and set pay ranges based on market data and consider factors such as an employee’s role and experience and their job performance. Our goal is for our employee population to reflect the communities that we service and ensure equal total rewards opportunities for all employees regardless of gender identity, ethnicity, location, sexual orientation, disability status and more. We have launched multiple initiatives to further our goal of being more diverse and inclusive and supporting a sense of belonging within our current workforce, including mandatory diversity, equity, inclusion and belonging training for employees, as well as employee resource groups, which are employee-led, voluntary groups that support professional development, strengthen our business and advance our commitment to a diverse and inclusive workplace.
For a more detailed description of our Human Capital Management policies and initiatives, please see our Annual Report.
Social Responsibility
In connection with our initial public offering (“IPO”) in March 2021, we joined the Pledge 1% movement and committed to allocating $50 million over ten years to expand our social impact initiatives. In 2022, we launched DO Impact, our social impact effort designed to empower changemakers around the globe through products and philanthropy, enable our employees to do good in their communities, and ensure our footprint is sustainable. Since the launch of DO Impact, we have given more than $1.6 million in cash and $765,000 in infrastructure credits to over 1,600 deserving organizations all over the world that impact their local communities, as well as the broader social impact ecosystem.
DO Impact focuses on key initiatives to use our technology and technical expertise to support non-profit organizations, educational institutions, social enterprises and others who are working to advance social good. Furthermore, we promote inclusive entrepreneurship for underrepresented communities by providing resources and training within those communities and highlighting the impactful work of the entrepreneurs in the program through storytelling. Finally, we encourage employee giving by offering a generous donation match program with respect to our employees’ charitable giving and also provide employees with credits at certain milestones to donate to a charitable organization of their choosing.
For a more detailed description of our Social Responsibility initiatives, please see our Annual Report.
Environmental Initiatives
As a company offering Infrastructure-as-a-Service (“IaaS”), Platform-as-a-Service (“PaaS”), Software-as-a-Service (“SaaS”) and artificial intelligence and machine learning (“AI/ML”) solutions, we have a relatively light environmental footprint. Our primary consumption of resources comes from our energy usage in data centers, facilities and employee travel. We believe, however, that environmentally responsible operating practices will serve to benefit stockholders, partners, customers and employees alike. We strive to incorporate sustainability into our business wherever possible, from product development to data center selection. We continue to look for and adopt new ways in which we can positively address sustainability challenges.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the year ended December 31, 2023.
Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Warren Adelman	—	974,985(5)	285,634	691,813	1,952,431
Pratima Arora	23,250	—	257,599	—	280,849
Amy Butte	55,000	—	233,230	—	288,230
Warren Jenson	—	—	286,911	—	286,911
Pueo Keffer	—	—	280,247	—	280,247
Christopher Merritt	—	—	638,186	—	638,186
Hilary Schneider	—	—	287,907	—	287,907
(1)
The amounts shown for Mses. Arora and Butte reflect the cash fees that such non-employee directors received under our non-employee director compensation policy for the fiscal year ended December 31, 2023. Non-employee director fees are paid quarterly at the end of each fiscal quarter.

(2)
Pursuant to the non-employee director compensation policy, each of our non-employee directors has the option to be paid in the form of cash or fully-vested restricted stock unit (“RSU”) awards. Each of Ms. Schneider and Messrs. Jenson, Keffer and Merritt elected to be paid in RSUs for fees earned with respect to the fiscal year ended December 31, 2023. Ms. Arora elected to be paid in RSUs for fees earned through June 30, 2023 and elected to be paid in cash for the remainder of the year. Mr. Adelman elected to be paid in RSUs for fees earned through August 24, 2023, the date Mr. Adelman became our Executive Chairman and was no longer eligible to receive compensation under our non-employee director compensation policy. Mr. Merritt joined our Board on April 17, 2023 and, upon his appointment, Mr. Merritt received an Initial Grant (as defined below). In addition, pursuant to the non-employee director compensation policy, each of the non-employee directors as of the close of business on the date of our 2023 Annual Meeting of Stockholders automatically received an Annual Grant (as defined below). With respect to RSU grants, the number of shares of common stock granted to a director is based on the average trading price of our common stock on the NYSE for the 10 trading days immediately prior to and ending on the grant date. The grant date fair value was calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”) based on the closing stock price at the grant date. This amount does not reflect the actual economic value that may be realized by the director. The grant date fair value of the RSUs granted in 2023 are as follows:

Name	Quarter Ended March 31, 2023 ($)	New Board Member Grant April 17, 2023 ($)	Annual Grant June 6, 2023 ($)	Quarter Ended June 30, 2023 ($)	Quarter Ended September 30, 2023 ($)	Quarter Ended December 31, 2023 ($)	Total ($)
Warren Adelman	21,426	—	233,230	19,468	11,510	—	285,634
Pratima Arora	12,769	—	233,230	11,600	—	—	257,599
Amy Butte	—	—	233,230	—	—	—	233,230
Warren Jenson	14,415	—	233,230	13,086	13,192	12,988	286,911
Pueo Keffer	11,203	—	233,230	11,600	11,703	12,511	280,247
Christopher Merritt	—	380,317	233,230	7,185	8,795	8,659	638,186
Hilary Schneider	13,709	—	233,230	12,484	13,625	14,859	287,907
(3)
The following table sets forth (a) the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2023 and (b) the aggregate number of outstanding options held by each non-employee director as of December 31, 2023.

Name	Total RSUs Held	Total Options Held
Warren Adelman	5,220	121,799
Pratima Arora	25,352	—
Amy Butte(a)	5,220	69,000
Warren Jenson	5,220	100,000
Pueo Keffer	5,220	—
Christopher Merritt	16,215	—
Hilary Schneider	5,220	100,000
(a)	Equity is held directly by Plato Partners LLC and Ms. Butte owns substantially all of Plato Partners LLC.
(4)	The amount shown reflects $690,625 in salary and $1,188 in life insurance premiums paid by us in connection with Mr. Adelman’s role as Executive Chairman, which commenced on August 24, 2023.
(5)
In connection with Mr. Adelman's appointment as Executive Chairman, he was granted a stock option award. The amount shown reflects the fair value of the option award computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. This amount does not reflect the actual economic value that may be realized by Mr. Adelman.

Non-Employee Director Compensation Policy
Under our amended non-employee director compensation policy, each of our non-employee directors is eligible to receive compensation for service on the Board and committees of the Board as set forth below.
Cash Compensation
Each non-employee director will receive the following cash compensation (as applicable) for serving on the Board and its committees:
•	$35,000 annual cash retainer for service as a Board member and an additional annual cash retainer of $25,000 for service as the Chairperson or Lead Independent Director of the Board;
•
$10,000 annual cash retainer for service as a member of the Audit Committee and $20,000 annual cash retainer for service as chair of the Audit Committee (in lieu of the committee member service retainer);

•
$7,500 annual cash retainer for service as a member of the Compensation Committee and $15,000 annual cash retainer for service as chair of the Compensation Committee (in lieu of the committee member service retainer); and

•
$4,000 annual cash retainer for service as a member of the Nominating and Governance Committee and $8,000 annual cash retainer for service as chair of the Nominating and Governance Committee (in lieu of the committee member service retainer).

The annual cash compensation amounts are payable in equal quarterly installments in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.
Equity Compensation
Retainer Grant. Each non-employee director may elect to convert his or her cash compensation under the policy into an RSU award for common stock (the “Retainer Grant”). If a non-employee director timely makes this election, each such Retainer Grant will be automatically granted on the date the corresponding cash compensation otherwise would be paid under the policy. The number of shares of our common stock underlying each Retainer Grant is equal to (A) the aggregate amount of the corresponding cash compensation otherwise payable to the non-employee director divided by (B) the average closing price per share of our common stock on the NYSE for the 10 trading days prior to and ending on the date of grant. Each Retainer Grant will be fully vested on the date of grant.
Initial Grant. Each new non-employee director who joins the Board will automatically receive an RSU award for common stock based on the average fair market value of the underlying common stock for the 10 trading days prior to and ending on the date of grant (the “Initial Grant”). In March 2023, after a review of peer group data regarding non-employee director compensation provided by Compensia, Inc., our independent compensation consultant (“Compensia”), and upon the recommendation of the Compensation Committee, the Board approved an increase in the value of the Initial Grant from $360,000 to $400,000. Each Initial Grant will vest over three years, with one-third of the Initial Grant vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service to us through the applicable vesting dates.
Annual Grant. On the date of each annual meeting of our stockholders, each person who is then a non-employee director will automatically receive an RSU award for common stock based on the average fair market value of the underlying common stock for the 10 trading days prior to and ending on the date of grant (the “Annual Grant”). In March 2023, after a review of peer group data regarding non-employee director compensation provided by Compensia and upon the recommendation of the Compensation Committee, the Board approved an increase in the value of the Annual Grant from $180,000 to $200,000. Each Annual Grant will vest on the earlier of (i) the date of the following year’s annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant, subject to the non-employee director’s continued service to us through the applicable vesting date.
Any unvested Initial Grant or Annual Grant held by each non-employee director who is providing services as of immediately prior to a “corporate transaction” (as defined in the non-employee director compensation policy) will become fully vested as of immediately prior to the closing of such corporate transaction.

Expenses
We will reimburse each eligible non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board or committee meetings.
Warren Adelman Executive Chairman Appointment
Effective August 24, 2023, in connection with the Company’s chief executive officer succession plan, Warren Adelman was appointed Executive Chairman of the Board. From his appointment through the date Mr. Srinivasan commenced employment as our Chief Executive Officer in February 2024, Mr. Adelman earned a $162,500 monthly salary and was issued a stock option grant with a grant date fair value equal to $974,985, which was scheduled to vest in six equal monthly installments until the commencement of employment of our new Chief Executive Officer, subject to Mr. Adelman’s continued employment through each such vesting date (the “Executive Chairman Option”). In connection with Mr. Srinivasan’s commencement of employment, Mr. Adelman forfeited 7,800 options, representing the unvested options under the Executive Chairman Option as of such date. At such time, Mr. Adelman entered into a letter agreement with the Company, pursuant to which Mr. Adelman (i) will continue to serve as our Executive Chairman until August 2024, (ii) receives a reduced salary of $81,250 per month, and (iii) received an RSU grant with a grant date fair value of $1,351,700. In addition, while serving as Executive Chairman, Mr. Adelman is eligible to participate in the employee benefit plans offered by the Company to its employees generally. The grant date fair values reported in this paragraph were computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures and do not reflect the actual economic value that may be realized by Mr. Adelman.
Stock Ownership Guidelines
In March 2024, our Board adopted stock ownership guidelines (the “Stock Ownership Guidelines”) to more closely align the financial interests of our executive officers and non-employee directors with the interests of our stockholders. The Stock Ownership Guidelines provide that non-employee directors should own Company stock with a value at least equal to three times the amount of the annual retainer paid to directors. Each of our non-employee directors has five years following the later of (1) their appointment to our Board or (2) the adoption of the Stock Ownership Guidelines to satisfy the stock ownership requirement.
Qualifying shares under the Stock Ownership Guidelines consist of: (i) shares of our common stock held directly or beneficially owned by the non-employee director or his or her immediate family members residing in the same household and (ii) shares held in trusts or similar entities for the benefit of the non-employee director or his or her immediate family members. Unvested equity awards or unexercised stock options are not considered qualifying shares under the Stock Ownership Guidelines.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has served as our auditor since 2023. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
On March 27, 2023, the Board, following an annual evaluation of the incumbent independent registered public accounting firm, dismissed Ernst & Young LLP (“EY”), who had served as our independent registered accounting firm since 2015 and continued to serve as our auditor for the fiscal year ended December 31, 2022. The audit report of EY on the consolidated financial statements of the Company for the fiscal year ended December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2022 and for the subsequent interim period through March 27, 2023, there were (i) no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to EY’s satisfaction, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K of the SEC (“Regulation S-K”).
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority of the votes cast on such matter voting affirmatively or negatively (excluding abstentions and broker non-votes) at the Annual Meeting will be required to ratify the selection of PwC.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal year ended December 31, 2023 by PwC and for the fiscal year ended December 31, 2022 by EY, the Company’s principal accountant for such years.
	Fiscal Year Ended
	2023(1)	2022(1)
	(in thousands)
Audit Fees(2)	$2,225	$3,215
Audit-related Fees(3)	471	—
Tax Fees(4)	207	23
All Other Fees(5)	4	5
Total Fees	$2,907	$3,243
(1)
2022 amounts represent the aggregate fees billed to the Company by EY, the Company’s principal accountant for such year, and 2023 amounts represent the aggregate fees billed to the Company by PwC, the Company’s principal accountant for such year.

(2)
Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees for the fiscal year ended December 31, 2022 also include fees related to the audit of Cloudways Limited (“Cloudways”) and its subsidiaries in connection with our acquisition of Cloudways in September 2022. The audit fees for the fiscal year ended December 31, 2023 also include fees related to (i) the audit of Paperspace Co. (“Paperspace”) in connection with our acquisition of Paperspace in July 2023 and (ii) the restatement of certain of our financial statements in August 2023.

(3)	Audit-related fees consist of fees for professional services provided in connection with due diligence related to our acquisition of Paperspace in July 2023.
(4)	Tax fees consist of fees for professional services for tax compliance, advice and planning services.
(5)	All other fees consist of fees for access to publications, online subscriptions and other non-audit and accounting research services.
All fees described above were pre-approved by the Audit Committee in accordance with the policy described below.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedure for the pre-approval of audit and permissible non-audit services rendered by the our independent registered public accounting firm, PwC. The policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee has delegated to the chair of the Audit Committee the authority to approve audit services, audit-related services, tax services and other non-audit services to be rendered by our independent registered public accounting firm subject to a maximum dollar amount, provided that any approval of services by the chair of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PwC is compatible with maintaining the principal accountant’s independence.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers (as disclosed under “Executive Compensation—Compensation Discussion and Analysis,” the tables included in the section titled “Executive Compensation” and the accompanying narrative).
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which provides a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation, rather the vote relates to the compensation of our named executive officers in its totality, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act rules, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
The approval of this non-binding proposal requires the affirmative vote of a majority of votes cast on such matter, and voting affirmatively or negatively (excluding abstentions and broker non-votes) at the Annual Meeting.
Since this proposal is an advisory vote, the result will not be binding on our Board or Compensation Committee. However, our Board values our stockholders’ opinions, and the Board and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of the date of this Proxy Statement:
Name	Age	Position
Padmanabhan Srinivasan	49	Chief Executive Officer and Director
Muhammad Aaqib Gadit	37	Chief Revenue Officer
W. Matthew Steinfort	54	Chief Financial Officer
Padmanabhan Srinivasan. Biographical information for Padmanabhan Srinivasan is included above with the director biographies under the caption “Class I Directors Continuing in Office Until the 2025 Annual Meeting.”
Muhammad Aaqib Gadit has served as our Chief Revenue Officer since January 2023. From September 2022 to January 2023, Mr. Gadit served as our SVP and General Manager, Cloudways. Previously, Mr. Gadit was the Co-Founder and Chief Executive Officer of Cloudways, a managed hosting company, from October 2012 until its sale to DigitalOcean in September 2022. Mr. Gadit holds various other positions at companies that he co-founded, including Founding Partner at Disrupt.com, a VBaas platform; Co-Founder and Director at PureVPN, a commercial VPN service; and Co-Founder and Director of Gaditek Associates, an IT services company that provides G&A, BPO and PEO services. Mr. Gadit received his Bachelor of Engineering (B.E.) from NED University of Engineering and Technology.
W. Matthew Steinfort has served as our Chief Financial Officer since January 2023. From September 2017 to December 2022, Mr. Steinfort served as the Chief Financial Officer of Zayo Group Holdings, Inc., a provider of telecommunications infrastructure services, and, prior to serving in such capacity, Mr. Steinfort served as the Executive Vice President, Corporate Strategy, Development and Administration at Zayo from November 2016 to September 2017. From February 2006 to November 2016, Mr. Steinfort served as Co-Founder and Chief Executive Officer of Envysion, Inc., a video intelligence SaaS company, where he also served on the board of directors from January 2013 until its merger with Motorola Solutions, Inc. in November 2021. Previously, Mr. Steinfort was the Senior Vice President of Corporate Strategy at ICG Communications, a communications company that provides data and voice services, and held a variety of vice president roles at Level 3 Communications, an internet and telecommunications provider. Earlier in his career, Mr. Steinfort held positions at management consultancy Bain & Company and IT consultancy Cambridge Technology Partners. Mr. Steinfort received a B.S.E. in Civil Engineering and Operations Research from Princeton University and an M.B.A. from the MIT-Sloan School of Management.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview
The following Compensation Discussion and Analysis describes the material elements of our executive compensation program for the fiscal year ended December 31, 2023. It also provides an overview of our compensation philosophy and objectives, our process for setting executive compensation and how the Compensation Committee arrived at the specific compensation decisions for the individuals who served as our principal executive officer, principal financial officer and our three other most highly-compensated executive officers for the year ended December 31, 2023, collectively referred to as our “named executive officers.”
Our named executive officers for the fiscal year ended December 31, 2023 were:
•	Yancey Spruill, our former Chief Executive Officer;
•	W. Matthew Steinfort, our Chief Financial Officer;
•	William Sorenson, our former Chief Financial Officer;
•	Muhammad Aaqib Gadit, our Chief Revenue Officer;
•	Gabriel Monroy, our former Chief Product Officer; and
•	Megan Wood, our former Chief Strategy and Product Officer.
As described in further detail below:
•
On August 5, 2022, William Sorenson entered into a transition agreement with the Company (the “Sorenson Transition Agreement”) that provided for his retirement from the Company, effective as of August 31, 2023 (the “Retirement Date”). Pursuant to the terms of such agreement, Mr. Sorenson transitioned to Executive Advisor upon the commencement of employment of his successor, W. Matthew Steinfort, on January 9, 2023 and departed the Company on the Retirement Date.

•	On March 10, 2023, Gabriel Monroy resigned from the Company, effective as of March 31, 2023.
•
On August 24, 2023, the Company announced the implementation of a chief executive officer succession plan, pursuant to which Yancey Spruill would depart from the Company upon the commencement of employment of a new chief executive officer. On February 12, 2024, Padmanabhan Srinivasan joined the Company in the role of Chief Executive Officer and Mr. Spruill departed the Company. In connection with the announcement of the chief executive officer succession plan, Mr. Spruill entered into a separation agreement with the Company (the “Spruill Separation Agreement”).

•
On January 15, 2024, Megan Wood entered into a mutual agreement with the Company, which provided for Ms. Wood’s departure from the Company, effective as of January 16, 2024. In connection with her departure, Ms. Wood entered into a separation and release agreement with the Company (the “Wood Separation Agreement”).

Business Highlights
Our Business
DigitalOcean is a leading cloud computing platform offering on-demand infrastructure and platform tools for startups and growing digital businesses. We were founded with the guiding principle that the transformative benefits of the cloud should be easy to leverage, broadly accessible, reliable and affordable. Our platform simplifies cloud computing, enabling our customers to rapidly accelerate innovation and increase their productivity and agility. We believe that our focus on simplicity, community, open source and customer support are the four key differentiators of our business, driving a broad range of customers around the world to build their applications on our platform.
We offer mission-critical solutions across IaaS, including our Droplet virtual machines, storage and networking offerings; PaaS, including our Managed Database and Managed Kubernetes offerings; SaaS, including our Managed Hosting and Marketplace offerings; and AI/ML, including our Machines, Notebooks and Deployments offerings. Our cloud platform was designed with simplicity in mind to ensure that startups and growing digital businesses can spend less time managing their infrastructure and more time building innovative applications that drive business growth.

Fiscal Year 2023 Financial Highlights
•	Revenue was $693 million, an increase of 20% year-over-year.
•	Gross profit of $409 million, an increase of 12% year-over-year, and 59% of revenue.
•	Net income attributable to common stockholders was $19 million and net income margin was 3%.
•	Adjusted EBITDA was $277 million, an increase of 39% year-over-year, and adjusted EBITDA margin was 40%.
•	Diluted net income per share was $0.20 and non-GAAP diluted net income per share was $1.59.
•	Net cash from operating activities was $235 million, an increase from $195 million in the prior year.
•	Adjusted free cash flow was $156 million as compared to $78 million in the prior year.
To supplement our consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including adjusted EBITDA and adjusted EBITDA margin; non-GAAP net income and non-GAAP diluted net income per share; and adjusted free cash flow and adjusted free cash flow margin. For a full reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, please see Exhibit 99.1 to our Current Report on Form 8-K filed on February 21, 2024.
Executive Summary
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is effective at driving performance and supporting long-term growth for our stockholders while mitigating risk. The following summarizes our executive compensation and related policies and practices that were in effect in 2023:
What We Do	What We Don’t Do
• Independent Compensation Committee. Our Compensation Committee consists solely of independent members of our Board.
• Independent Compensation Consultant. Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.
• Conduct Annual Compensation Review. The Compensation Committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
• Compensation At-Risk; Pay-for-Performance Philosophy. Our annual cash bonus plan for all of our executive officers is performance-based and dependent upon our achievement of specific annual financial objectives established each year. In addition, equity awards are an integral part of our executive compensation program, and represent the most significant “at-risk” portion of compensation for executive officers. Multi-year vesting periods for awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ. Furthermore, a significant portion of the equity awards granted to our executive officers is contingent upon our achievement of annual financial objectives established each year.

• No Single-Trigger Change in Control Arrangements. We do not provide single-trigger vesting acceleration upon a change in control. All change in control payments and benefits under our severance arrangements require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid.
• No Tax Reimbursements or Perquisites. We do not provide our executive officers with any excise tax gross-ups or other material perquisites.
• Anti-Hedging and Anti-Pledging. We prohibit hedging and pledging of DigitalOcean stock.
• No Special Retirement, Health or Welfare Benefits. We do not provide our executive officers with any retirement, health or welfare benefit programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

Say-on-Pay Vote on Executive Compensation
At the 2023 Annual Meeting of Stockholders, approximately 93% of votes cast approved the “say-on-pay” proposal regarding the compensation awarded to our named executive officers. We take the views of our stockholders seriously and view this result as an indication that the principles of our executive compensation program are generally supported by our stockholders. We have adopted a policy pursuant to which we plan to hold a say-on-pay vote on an annual basis. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2029.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•	attract, motivate, incentivize and retain a highly-skilled team of executive officers who contribute to our long-term success;
•	provide compensation packages to our executive officers that are competitive and reward the achievement of our financial, operational and strategic objectives; and
•
effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Our executive compensation program generally consists of the following three principal components: base salary, performance-based cash bonus and long-term equity incentive compensation. We also provide our executive officers with benefits available to our employees in the same location of residence as the respective executive officer, including retirement benefits, participation in employee benefit plans and participation in our 2021 Employee Stock Purchase Plan (“ESPP”).
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers typically varies from year to year in a manner that is consistent with our “pay-for-performance” philosophy. Specifically, our executive compensation program emphasizes “variable” and “at-risk” pay over “fixed” pay.
Process for Setting Executive Compensation
Role of the Compensation Committee
Compensation decisions for our executive officers are determined by the Compensation Committee, with input from Compensia, our independent compensation consultant, and, as appropriate, management (including our Chief Executive Officer, except in regard to his own compensation). The Compensation Committee reviews the compensation of our executive officers on an annual basis to ensure the executives are appropriately compensated and motivated, and makes adjustments as necessary.
Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our executive officers and for reviewing and approving performance goals and objectives relevant to these compensation arrangements, and considering factors related to company performance. For additional information about the Compensation Committee, see the section titled “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee.”
Generally, the Compensation Committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee approves and recommends to the independent members of the full Board for their approval any adjustments to our Chief Executive Officer’s compensation. For all executive officers, the Compensation Committee may, as part of its deliberations, review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to the individuals in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other peer group companies identified by the consultant.
In addition, under the charter, the Compensation Committee has the authority to retain legal, accounting or other outside advisors, including compensation consultants, and determine compensation terms for those advisors at the expense of the Company. For the fiscal year ended December 31, 2023, the Compensation Committee retained Compensia to review and assess our executive compensation practices relative to market compensation practices and to provide market compensation data. For additional information on this engagement, see the section below titled “Role of the Compensation Consultant.”
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our Chief Executive Officer, Chief Financial Officer, General Counsel and SVP, People. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews management’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term equity incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to their own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with management and considers them as one factor in determining the compensation for our executive officers. Our executive officers recuse themselves from all deliberations and recommendations regarding their own compensation. The Compensation Committee has also delegated limited authority to certain members of management to make equity grants to certain employees who are not executive officers within pre-approved guidelines.
Role of the Compensation Consultant
For fiscal year 2023, the scope of Compensia’s engagement for the Compensation Committee included:
•	advising the Compensation Committee on executive compensation trends and regulatory developments;
•	researching, developing and reviewing the compensation peer group used for fiscal year 2023 executive compensation benchmarking;
•
presenting market data and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries and the size and structures of target bonus amounts and equity awards for our executive officers, including our incoming chief executive officer;

•	reviewing market and peer group equity usage metrics with an understanding of our equity budget relative to market;
•	advising on our non-employee director compensation program;
•	reviewing the materials prepared for the Compensation Committee by management relative to fiscal year 2023 compensation for the executive officers;
•	advising on our stock ownership guidelines for non-employee directors and executive officers; and
•	supporting other ad hoc matters throughout the year.
The Compensation Committee has analyzed whether the work of Compensia as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC rules and stock exchange listing standards. Based on its analysis, the Compensation Committee determined that the work of Compensia during 2023 did not create any conflict of interest pursuant to the SEC rules and stock exchange listing standards.

Use of Competitive Market Data
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of publicly-traded technology companies against which we compete for executive talent and that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in formulating its recommendations with respect to the compensation of our executive officers.
In October 2022, the Compensation Committee, with the assistance of Compensia, determined the peer group for purposes of fiscal year 2023 compensation decisions was as follows:
Altair Engineering	Fastly	New Relic
Appian	Five9	PagerDuty
Asana	Freshworks	Ping Identity Holding
Cloudflare	Hashicorp	Rapid7
Confluent	Jamf Holding	Smartsheet
Datadog	Marqeta	Workiva
Elastic N.V.	MongoDB	Zuora
The Compensation Committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. For 2023 compensation benchmarking, Anaplan, Datto Holding and Domo were removed from the peer group because they ceased to be publicly-traded or no longer met the targeted selection criteria and HashiCorp, Jamf Holding and Marqeta were added to the peer group because they met the targeted selection criteria and because of the comparable nature of their businesses. In addition, Ping Identity Holding was acquired following the Compensation Committee’s approval of our peer group and it was subsequently removed from the peer group when the compensation analysis was performed.
Using data compiled from the peer companies, Compensia completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2023. Compensia prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, 65th and 75th percentiles of the market data) with respect to base salary, performance-based cash bonuses, long-term equity compensation, total target cash compensation (base salary and annual target performance-based cash bonus) and total direct compensation (total target cash compensation and long-term equity compensation) with respect to each of the executive officers. The Compensation Committee targeted total direct compensation to fall between the 50th and 75th percentiles of the market data, but reviewed the market data reference points as only one of the factors in making 2023 compensation decisions. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
The Compensation Committee sets the compensation of our executive officers at levels determined to be competitive and appropriate for each executive officer, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:
•	Company and individual performance
•	Existing business needs and criticality for future business needs and performance
•	Range of market data reference points, as described above under “Use of Competitive Market Data”
•	Recommendations from the independent compensation consultant
•	Value of existing equity holdings, including the potential value of unvested equity awards
•	Scope of job function and skill set
•	Need to attract new talent and retain existing talent in a highly-competitive industry

2023 Executive Compensation Program
Executive officer compensation for the fiscal year ended December 31, 2023 consisted of the following components (subject to certain exceptions in connection with new hire, promotion and other one-time compensation adjustments for certain of our named executive officers as discussed in further detail below):
Compensation Element	How Payout is Determined	Performance Measures	Purpose
Base Salary (fixed; paid in cash)
Compensation Committee reviews and determines base salary on an annual basis based on a number of factors, including company and individual performance and market data obtained from our independent compensation consultant
		N/A	• Provides stable income for performing job responsibilities • Attracts highly-qualified executives
Performance-Based Cash Bonus (variable; paid in cash)	Compensation Committee reviews target bonus percentages on an annual basis and determines executive bonus payouts based on predetermined corporate financial objectives	• Revenue • Adjusted free cash flow margin	• Motivates and rewards executives for achievement of company financial goals • Aligns management and stockholder interests by linking pay to financial performance
Long-Term Equity Incentive - Time-Based RSUs (variable; paid in equity)
Compensation Committee reviews and determines amounts and terms of time-based RSU grants for executive officers annually based on a number of factors, including corporate and individual performance and market data obtained from our independent compensation consultant
Value of an RSU as of the date of vesting is based on stock price on the date of vesting, which links the awards to overall performance and the creation of value for our stockholders
• Represents 35% of the total annual long-term equity incentive award
• Serves a retention function
• Aligns management and stockholder interests by facilitating management ownership and tying value of award at vesting to stock price at vesting

Long-Term Equity Incentive - PSUs (variable; paid in equity)
Compensation Committee reviews and determines amounts and terms of performance-based RSU (“PSU”) grants for executive officers annually based on a number of factors, including corporate and individual performance and market data obtained from our independent compensation consultant
• Revenue growth plus adjusted free cash flow margin • Value of a PSU as of the date of vesting is based on stock price on the date of vesting
• Represents 65% of the total annual long-term equity incentive award
• PSUs further align interests with our stockholders in driving long-term company performance and growth in value. PSU vesting is contingent upon our achievement of specified corporate performance goals.
• Serves a retention function

Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, and is an important element of compensation intended to attract and retain highly talented individuals. The Compensation Committee’s decisions on base salary levels for the executive officers generally occur in the first quarter of each year (absent extenuating circumstances) and are primarily based on its review of competitive market information for comparable positions, the executive’s performance of his or her duties, the criticality of the executive’s role to the execution of corporate strategy and the executive’s potential to impact future business results. For our executive officers other than our Chief Executive Officer, the Compensation Committee also considers our Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. Base salaries are reviewed by our Compensation Committee annually and are adjusted from time-to-time as deemed appropriate.

In February 2023, the Compensation Committee reviewed the base salaries of our executive officers and determined not to make any adjustments to the base salaries of our executive officers. In September 2023, following the announcement of the chief executive officer succession plan, the Compensation Committee reviewed the base salaries of the remaining executive officers and determined to increase certain of their salaries. Set forth below are the base salaries for each of our named executive officers as of both December 31, 2022 and December 31, 2023:
Named Executive Officer	Base Salary as of December 31, 2022 ($)	Base Salary as of December 31, 2023 ($)	Percentage Change
Yancey Spruill	514,000	514,000	—
W. Matthew Steinfort(1)	—	540,000	—
William Sorenson	430,000	—(2)	—
Muhammad Aaqib Gadit(3)	242,000	424,958	75.60%
Gabriel Monroy	375,000	—(2)	—
Megan Wood(4)	340,000	425,000	25.00%
(1)
Mr. Steinfort joined the Company in January 2023. Mr. Steinfort’s initial annual base salary was $450,000, which was increased to $540,000 in September 2023, effective as of September 1, 2023, in connection with the chief executive officer succession plan, representing a 20% change.

(2)
Messrs. Sorenson and Monroy were not employees of the Company as of December 31, 2023. Messrs. Sorenson and Monroy’s annual base salaries when they departed the Company were $430,000 and $375,000, respectively.

(3)
Mr. Gadit was promoted into an executive officer role in January 2023. Mr. Gadit’s base salary as of December 31, 2022 was PKR 55,000,000, which reflects his base salary prior to such promotion. Effective immediately following his promotion, Mr. Gadit’s annual base salary was PKR 94,000,000. Mr. Gadit was employed in Pakistan through August 16, 2023 and was employed in the United Arab Emirates commencing on August 17, 2023. Following Mr. Gadit’s relocation, his base salary was AED 1,561,025, which remained his base salary through December 31, 2023. Mr. Gadit’s 2022 base salary shown in the table above has been converted from Pakistani Rupees (“PKR”) to United States Dollars (“USD”) using the currency exchange rate as of December 30, 2022, the last business day of the 2022 fiscal year (approximately 0.0044 USD per 1 PKR), and his 2023 base salary shown in the table above has been converted from United Arab Emirates Dirhams (“AED”) to USD using the currency exchange rate as of December 29, 2023, the last business day of the 2023 fiscal year (approximately 0.27223 USD per 1 AED).

(4)
Ms. Wood was promoted into an executive officer role in January 2023. Ms. Wood’s reported base salary as of December 31, 2022 did not change upon her promotion. In connection with the chief executive officer succession plan, Ms. Wood’s annual base salary was increased to $425,000 in September 2023, effective as of September 1, 2023.

The actual base salary amounts paid to our named executive officers for fiscal year 2023 are set forth in the “Summary Compensation Table” below.
Performance-Based Cash Bonus
Our annual performance-based cash bonus awards provide incentive compensation that is specifically designed to motivate our executive officers to achieve annual financial objectives set by the Compensation Committee and to reward them for results and achievements in a given year. The annual target bonus opportunities for our executive officers are generally determined by the Compensation Committee in the first quarter of each year and expressed as a percentage of each individual’s annual base salary. After a review of the factors described in the section above, in February 2023, the Compensation Committee approved an increase in the target bonus percentage from 65% to 70% for each executive officer (except for Yancey Spruill, our former Chief Executive Officer, and William Sorenson, our former Chief Financial Officer). In September 2023, following the announcement of the chief executive officer succession plan, the Compensation Committee approved an increase to Mr. Steinfort’s annual target bonus percentage from 70% to 80%. Bonuses are payable based on the target bonus percentage and salary in effect as of the end of the applicable year for which the bonus is being paid. The target bonus opportunities approved for and amounts earned by our named executive officers for 2023 were as follows:
Named Executive Officer	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity ($)	Actual Bonus Earned ($)
Yancey Spruill	100%	514,000	514,000(1)
W. Matthew Steinfort	80%	432,000	241,488
William Sorenson	65%	186,333(2)	104,160
Muhammad Aaqib Gadit	70%	297,470(3)	166,286(3)
Gabriel Monroy	70%	262,500	—(4)
Megan Wood	70%	297,500	163,625(5)
(1)	Pursuant to the terms of the Spruill Separation Agreement, Mr. Spruill received 100% of his target bonus opportunity, as discussed in further detail below.

(2)
Pursuant to the Sorenson Transition Agreement, Mr. Sorenson was eligible to receive a pro-rated annual bonus equal to two-thirds of the annual target bonus opportunity, as discussed in further detail below. Amount shown reflects Mr. Sorenson’s pro-rated target bonus opportunity.

(3)
Mr. Gadit’s bonus is payable in AED. The amounts shown have been converted from AED to USD using the currency exchange rate as of December 29, 2023, the last business day of the 2023 fiscal year (approximately 0.27223 USD per 1 AED).

(4)	Mr. Monroy resigned from the Company on March 31, 2023 and was not eligible for a 2023 bonus.
(5)	Pursuant to the Wood Separation Agreement, Ms. Wood was entitled to receive the achieved portion of her 2023 annual bonus, as discussed in further detail below.
Executive Bonus Goal Setting
The Compensation Committee approved the initial performance metrics and their relative weighting for fiscal year 2023 performance-based cash bonus awards in the first quarter of 2023. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our Board and finalized in the first quarter of 2023. For fiscal year 2023, the Compensation Committee elected to change the relevant weighting for the 2023 bonus payout. In previous years, the total bonus opportunity was based on a mix of predetermined corporate performance objectives and individual performance. For 2023, the Compensation Committee determined that the total annual bonus opportunity for our executive officers would be 100% based on predetermined corporate performance objectives, as discussed in further detail below, to further align the interests of our executive officers with the interests of our stockholders.
For 2023, the Compensation Committee determined that one-half of the total annual bonus would be based on revenue and one-half of the total annual bonus would be based on adjusted free cash flow margin (defined as net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs, as a percentage of revenue). For fiscal year 2023, the Compensation Committee increased the weighting of adjusted free cash flow margin from one-third to one-half of the total annual bonus in an attempt to further prioritize the importance of increasing profitability while also driving revenue growth. The Compensation Committee intended these goals to be challenging to attain based on an analysis of internal forecasts and external market factors.
For purposes of calculating the bonus payout amount, when the determined achievement of either of the components exceeds the specified targets, accelerators are applied in order to reward the higher than expected performance, while decelerators are applied if the actual results are lower than the performance target. The potential payout range for each of the revenue and adjusted free cash flow margin components (after applying the decelerator/accelerator factor) was 25-150% and 50-150%, respectively, of the executive’s target bonus opportunity for such component. With respect to the revenue component, the actual payout was set to be 25% for achievement at the threshold amount and up to the intermediate amount and then was determined based on a linear interpolation for achievement between the intermediate and target amounts and the target and maximum amounts. With respect to the adjusted free cash flow margin component, the actual payout was to be determined based on a linear interpolation for achievement between the threshold and target amounts and the target and maximum amounts. The impact of any acquisitions would be determined on a case-by-case basis during the course of the year.
The Compensation Committee approved the initial revenue and adjusted free cash flow margin goals during the first quarter of 2023. The initial goals were subsequently adjusted to factor in our revised forecasts for revenue and adjusted free cash flow margin to account for the impact of the Paperspace acquisition. The initial and adjusted revenue and adjusted free cash flow margin goals for the 2023 performance-based cash bonus were as follows:
	2023 Revenue (Initial)	2023 Revenue (As Adjusted)	Percentage Payout
Threshold	$700M	$706.5M	25%
Intermediate	$705M	$711.5M	50%
Target	$727M	$734M	100%
Maximum	$740M	$748M	150%

	2023 Adjusted Free Cash Flow Margin (Initial)	2023 Adjusted Free Cash Flow Margin (As Adjusted)	Percentage Payout
Threshold	21%	21%	50%
Target	25%	22%	100%
Maximum	27%	24%	150%
Fiscal Year 2023 Bonus Payouts
In February 2024, achievement of the corporate performance goals for fiscal year 2023 was determined to be as follows: (i) revenue was $693 million (which included the impact of our acquisition of Paperspace at the direction of the Compensation Committee), resulting in no payout with respect to such component; and (ii) adjusted free cash flow margin was 22.47%, resulting in a payout of 111.8% with respect to such component. Since the total annual bonus opportunity was based entirely on the results of these metrics, each eligible executive officer (except Mr. Spruill) earned 55.9% of such executive’s total annual bonus opportunity. Actual payouts for fiscal year 2023 are included in the table set forth above and the “Summary Compensation Table” below.
Long-Term Equity Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in an increasingly competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our executive officers by the Compensation Committee, with the exception of our Chief Executive Officer. As with other elements of compensation, the Compensation Committee determines the amount of long-term equity incentive compensation for our executive officers as part of its annual compensation review in the first quarter of the year (absent extenuating circumstances) and after taking into consideration the individual officer’s responsibilities, performance and existing equity retention profiles, and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to executive officers other than our Chief Executive Officer, the Compensation Committee also takes into account the recommendations of our Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable and appropriate taking into consideration the factors described herein.
In 2023, consistent with the prior year, the Compensation Committee determined to grant our executive officers (with the exception of Yancey Spruill, our former Chief Executive Officer, who did not receive any equity awards in 2023, and W. Matthew Steinfort, our Chief Financial Officer, who received a time-based new hire RSU award in February 2023 and, therefore, only received a PSU award in the March 2023 compensation cycle) long-term equity incentive compensation awards as follows: (i) 35% of the total value of the long-term equity incentive compensation would be in the form of RSU awards, which vest over a four year period and will be settled for shares of our common stock; and (ii) 65% of the total value of the long-term equity incentive compensation would be in the form of PSU awards, which will be earned contingent upon our achievement of corporate financial objectives, as discussed in further detail below, and then, assuming achievement, will vest over a three year period (inclusive of the performance period) and be settled for shares of our common stock. Since the value of RSU and PSU awards increases with any increase in the value of the underlying shares, these equity awards serve as an incentive that aligns the interests of our executive officers with the long-term interests of our stockholders. In addition, because the awards are subject to a multi-year vesting requirement, RSU and PSU awards serve our retention objectives since our executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. Despite the fact that granting PSUs is a minority practice within our peer group in general, and particularly the percentage of our total 2023 long-term equity incentive compensation awards that PSUs represent, we believe this plan design further aligns the interests of our executive officers with our stockholders in driving long-term company performance and growth in value.
Achievement of the PSU awards granted to our executive officers in 2023 is based on a one-year performance period beginning on January 1, 2023 and ending on December 31, 2023. The actual number of shares earned is determined based upon the aggregate of the following: (i) revenue growth (i.e., the percentage increase in revenue from fiscal year 2022 to fiscal year 2023); and (ii) adjusted free cash flow margin. For purposes of calculating the PSU achievement, when the determined achievement exceeds the specified targets, accelerators are applied in order to reward the higher than expected performance, while decelerators are applied if the actual results are lower than the performance target. The potential achievement for the PSU award was 38.5-200% of the executive’s target PSU award. The actual payout was set to be 38.5% for achievement at the threshold amount and up to the intermediate amount and then was based on a linear interpolation for achievement between the intermediate and target amounts and the target and maximum amounts. The impact of any acquisitions would be determined on a case-by-case basis during the course of the year.
The Compensation Committee approved the initial revenue growth plus adjusted free cash flow margin goals during the first quarter of 2023. The initial goals were subsequently adjusted to factor in our revised forecasts for revenue growth and adjusted free cash flow margin to account for the impact of the Paperspace acquisition. The initial and adjusted revenue growth plus adjusted free cash flow margin goals for the 2023 PSU awards were as follows:
	2023 Revenue Growth Plus Adjusted Free Cash Flow Margin (Initial)	2023 Revenue Growth Plus Adjusted Free Cash Flow Margin (As Adjusted)	Percentage of PSU Achievement
Threshold	42%	40.4%	38.5%
Intermediate	45%	43.4%	50%
Target	51%	49.4%	100%
Maximum	55%	53.4%	200%
The equity awards granted to our named executive officers in March 2023 as part of our annual compensation review are set forth in the table below.
Named Executive Officer	RSUs Granted (number of shares)(1)(2)	PSUs Granted (target number of shares)(1)(3)	PSUs Granted (maximum number of shares)(1)(3)	Aggregate Grant Date Fair Value of Equity Awards Granted ($)(4)
Yancey Spruill(5)	—	—	—	—
W. Matthew Steinfort(6)	—	93,359	186,718	2,964,148
William Sorenson(7)	—	—	—	—
Muhammad Aaqib Gadit	51,736	96,082	192,164	4,693,222
Gabriel Monroy	62,083	115,298	230,596	5,631,847
Megan Wood	26,608	49,416	98,833	2,413,762
(1)
The number of shares of our common stock subject to the RSU and PSU awards was determined by dividing the target values approved by the Compensation Committee for each award by the average closing market price of our common stock as reported on the NYSE for the last five trading days of February 2023, the calendar month prior to the month in which the grant date occurred. Therefore, the target value approved by the Compensation Committee differs from the grant date fair value reported in the “Aggregate Grant Date Fair Value of Equity Awards Granted” column and in the “Summary Compensation Table” below.

(2)
The values of the RSU awards approved by the Compensation Committee for Messrs. Gadit and Monroy and Ms. Wood were $1,662,500, $1,995,000 and $855,050, respectively. The shares underlying the RSU awards vest in 16 equal quarterly installments beginning on June 1, 2023, subject to the named executive officer’s continuous service through each such vesting date.

(3)
The target values of the PSU awards approved by the Compensation Committee for Messrs. Steinfort, Gadit and Monroy and Ms. Wood were $3,000,000, $3,087,500, $3,705,000 and $1,587,950, respectively. The maximum number of shares of our common stock that may be earned under the PSU awards is based on 200% of the target value of the approved awards. Subject to achievement of certain 2023 financial performance targets as set forth above and the named executive officer’s continued service with the Company, the PSU awards vest as follows: (a) one-third of the shares underlying the PSU were eligible to vest on the later of (x) March 1, 2024 or (y) two trading days following the public release of our 2023 financial results, and (b) the remaining shares underlying the PSU vest in eight equal quarterly installments thereafter.

(4)
The grant date fair value was calculated in accordance with ASC Topic 718 based on the closing stock price at the grant date using the target value of the PSU awards, which represented the probable outcome of the performance conditions at the grant date. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(5)
In July 2021, Mr. Spruill was awarded a market-based restricted stock unit (“MRSU”) for 3,000,000 shares of our common stock, which was scheduled to vest upon the satisfaction of certain service conditions and the achievement of certain Company stock price goals. Mr. Spruill did not receive an equity award in 2023.

(6)
Mr. Steinfort did not receive a time-based RSU award as part of the March 2023 long-term equity incentive program because he was granted a new hire RSU in February 2023 in connection with the commencement of his employment in January 2023.

(7)	In August 2022, Mr. Sorenson entered into the Sorenson Transition Agreement that provided for his retirement from the Company in 2023. As such, Mr. Sorenson did not receive an equity award in 2023.

In February 2024, the Compensation Committee determined that 2023 revenue growth plus adjusted free cash flow margin was 42.6% (which included the impact of our acquisition of Paperspace at the direction of the Compensation Committee), resulting in the achievement of 38.5% of the target amounts for purposes of the 2023 PSU awards.
In addition to the awards granted in March 2023 pursuant to our annual compensation review described above, we also granted certain additional equity awards to our named executive officers as set forth below. The grant date fair value of the awards in the following bullet points was computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures and does not reflect the actual economic value that may be realized by the named executive officers.
•
In February 2023, Mr. Gadit and Ms. Wood were granted RSU awards with grant date fair values of $3,183,235 and $2,193,498, respectively, in connection with each of their promotions to executive officer positions. The shares underlying these RSU awards vest in 16 equal quarterly installments beginning on March 1, 2023, subject to each such named executive officer remaining in continuous service through each such vesting date.

•
In February 2023, Mr. Steinfort was granted an RSU award with a grant date fair value of $14,979,975 in connection with the commencement of his employment with the Company. 25% of the shares underlying this RSU award vested on December 1, 2023 and the remaining shares vest in 12 equal quarterly installments beginning on March 1, 2024, subject to Mr. Steinfort’s continuous service through each such vesting date.

•
In September 2023, Mr. Steinfort and Ms. Wood were granted RSU awards with grant date fair values of $2,469,793 and $1,899,830, respectively, following the announcement of the chief executive officer succession plan. These grants are multi-year awards that are intended for retention purposes. 25% of the shares underlying these RSU awards vest on September 1, 2024 and the remaining shares vest in 12 equal quarterly installments beginning on December 1, 2024, subject to each such named executive officer’s continuous service through each such vesting date.

The complete list of equity awards granted to our named executive officers in fiscal year 2023 are reported in the “Summary Compensation” and “Grants of Plan Based Awards” tables below.
Other Features of Our Executive Compensation Program
Employment Arrangements
We have entered into employment arrangements with each of our named executive officers. The arrangements generally provide for at-will employment without any specific term and set forth the named executive officer’s base salary then in effect, bonus potential, eligibility for employee benefits and severance benefits upon a qualifying termination of employment (including in the event of terminations in connection with a change in control of the Company), subject to such executive executing a separation agreement.
On August 5, 2022, Mr. Sorenson entered into the Sorenson Transition Agreement that provided for his retirement from the Company. On August 24, 2023, Mr. Spruill entered into the Spruill Separation Agreement that provided for his departure from the Company upon the commencement of a new chief executive officer. On January 15, 2024, Ms. Wood entered into the Wood Separation Agreement, which provided for the termination of her employment on January 16, 2024. The terms of such agreements are described in further detail in the section titled “Executive Compensation—Potential Payments Upon Termination or Change in Control” below.
Further information regarding the potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective employment agreements and other agreements governing payments related to their employment is set forth in the section titled “Executive Compensation—Potential Payments Upon Termination or Change in Control” below.
Appointment of New Chief Executive Officer
On January 11, 2024, we entered into an employment agreement with Padmanabhan Srinivasan (the “Srinivasan Agreement”) to serve as our Chief Executive Officer, effective as of February 12, 2024. Pursuant to the Srinivasan Agreement, Mr. Srinivasan receives an annual base salary of $600,000 and is eligible for a target annual discretionary performance bonus of up to 100% of his annual base salary, based on the goals determined by the Company. In addition, Mr. Srinivasan received a one-time sign-on bonus in the amount of $600,000, which is subject to repayment on a pro-rata basis in the event Mr. Srinivasan is terminated for “cause” or resigns without “good reason” (each as defined in the Srinivasan Agreement).
Under the Srinivasan Agreement, if Mr. Srinivasan is terminated without cause or resigns for good reason, then Mr. Srinivasan will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Mr. Srinivasan’s then-current base salary for a period of 12 months, paid in installments; (2) a bonus calculated at 100% achievement of all company and individual performance objectives; and (3) reimbursement of COBRA premiums for him and his eligible dependents from his last day of employment until the earlier of: (i) 12 months, (ii) the time Mr. Srinivasan accepts employment with another employer that provides comparable benefits, or (iii) the date Mr. Srinivasan ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In addition, 100% of the shares subject to equity awards granted to Mr. Srinivasan that are subject to time-based vesting that would have been scheduled to vest over the 12 month period following the termination date will accelerate and vest.
Alternatively, if Mr. Srinivasan is terminated without cause or resigns for good reason, in either case within three months prior to or within 12 months following a “change in control” (as defined in the Srinivasan Agreement), Mr. Srinivasan will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Mr. Srinivasan’s then-current base salary for a period of 18 months; (2) a bonus calculated at 150% achievement of all company and individual performance objectives; and (3) reimbursement of COBRA premiums for him and his eligible dependents from his last day of employment until the earlier of: (i) 18 months, (ii) the time Mr. Srinivasan accepts employment with another employer that provides comparable benefits, or (iii) the date Mr. Srinivasan ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In addition, 100% of the shares subject to equity awards granted to Mr. Srinivasan that are subject to time-based vesting will accelerate and vest.
Further, if Mr. Srinivasan dies or “disabled” (as defined in the Company’s 2021 Equity Incentive Plan and subject to the criteria set forth in the Srinivasan Agreement), Mr. Srinivasan’s employment will terminate and either Mr. Srinivasan or his estate (as applicable) will be entitled to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Mr. Srinivasan’s then-current base salary for a period of 12 months, paid in installments; and (2) if eligible based on the terms set forth in the award agreements governing Mr. Srinivasan’s equity pursuant to the 2021 Plan, acceleration of all of Mr. Srinivasan’s outstanding equity awards.
Perquisites and Other Personal Benefits
Personal benefits currently are not a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, except as generally made available to our employees or in situations where we believe it is appropriate to serve a legitimate business purpose, including to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, to help ensure the privacy and security of our executive officers, and for recruitment and retention purposes.
Pension Benefits and Nonqualified Deferred Compensation
Our executive officers did not participate in, or earn any benefits under, any pension or retirement plan or nonqualified deferred compensation plan sponsored by us during the year ended December 31, 2023, other than such plans made available to all our salaried employees in the same location of residence as the respective executive officer. Our Board may elect to provide our executive officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.
Health and Welfare Benefits
All of our executive officers are eligible to participate in our standard employee benefit plans in their location of residence, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans. In addition, for employees in the U.S., we contribute to the health savings accounts for employees, including executive officers, who elect to participate in our high deductible health plan. In regions where we pay the premiums for life, disability and accidental death and dismemberment insurance for our employees, we also pay such premiums on behalf of our executive officers residing in those regions.

Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under ASC Topic 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718.
Deductibility of Executive Compensation
Under Section 162(m) of the Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m) of the Code.
Hedging Policy
We have adopted an insider trading policy applicable to our employees, directors and designated consultants, which prohibits hedging or monetization transactions with respect to our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our common stock, which include publicly-traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
In addition, in November 2023, our Board adopted an Incentive Compensation Recoupment Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act and the NYSE clawback listing standards. A copy of the Clawback Policy has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023.
Stock Ownership Guidelines
Pursuant to our Stock Ownership Guidelines described above, our executive officers are required to hold minimum thresholds of our Company stock equal to (1) at least five times the annual base salary for the chief executive officer, (2) at least three times the annual base salary for the chief financial officer and (3) at least one time the annual base salary for all other executive officers. Each of our executive officers has five years following the later of (1) their commencement of service with the Company as an executive officer (which includes the date of promotion to a position subject to the Stock Ownership Guidelines or to a new multiple level within the Stock Ownership Guidelines) or (2) the adoption of the Stock Ownership Guidelines to satisfy the stock ownership requirement.
Qualifying shares under the Stock Ownership Guidelines consist of: (i) shares of our common stock held directly or beneficially owned by the executive officer or his or her immediate family members residing in the same household and (ii) shares held in trusts or similar entities for the benefit of the executive officer or his or her immediate family members. Unvested equity awards or unexercised stock options are not considered qualifying shares under the Stock Ownership Guidelines.
Compensation Risk Assessment
The Compensation Committee believes that our employee compensation policies and programs do not encourage excessive and unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded, in consultation with management and Compensia, that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they might encourage is not reasonably likely to materially harm our business or financial condition, after considering mitigating controls.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the section of this Proxy Statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the section titled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Members of the Compensation Committee
Hilary Schneider (Chair)
Pratima Arora
Warren Jenson
Pueo Keffer
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables
2023 Summary Compensation Table
The following table shows for the fiscal years indicated, compensation awarded to or paid to, or earned by our named executive officers.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Yancey Spruill Former Chief Executive Officer	2023	514,000	—	—	—	514,000	16,885	1,044,885
	2022	514,000	—	—	—	257,000	26,179	797,179
	2021	503,333	—	—	81,236,800	771,000	24,929	82,536,062
W. Matthew Steinfort(6) Chief Financial Officer	2023	470,625	252,000	—	20,413,917(7)	241,488	10,690	21,388,720
William Sorenson(6) Former Chief Financial Officer	2023	286,667	—	—	—	104,160(8)	3,016	393,843
	2022	425,000	—	140,701	4,385,623	139,750	4,440	5,095,514
Muhammad Aaqib Gadit(6) Chief Revenue Officer	2023	351,732(9)	—	—	7,876,457(7)	166,286(10)	16,859,547(11)	25,254,022
Gabriel Monroy Former Chief Product Officer	2023	93,750	—	—	5,631,847(7)	—	8,760	5,734,357
	2022	375,000	—	—	3,009,283	121,875	17,061	3,523,219
	2021	78,125	100,000	—	7,398,031	320,000	2,677	7,898,832
Megan Wood(6) Former Chief Strategy and Product Officer	2023	368,333	—	—	6,507,090(7)	163,625	14,469	7,053,517
(1)
Mr. Steinfort joined the Company in January 2023, Mr. Sorenson departed the Company in August 2023, and Mr. Monroy joined the Company in October 2021 and departed the Company in March 2023. Amounts shown represent the pro rata portion of salary earned by each of Messrs. Steinfort, Sorenson and Monroy during the fiscal year ended December 31, 2023 and the pro rata portion of salary earned by Mr. Monroy during the fiscal year ended December 31, 2021.

(2)
Amounts shown represent one-time signing bonuses awarded to the named executive officer in connection with the commencement of such named executive officer’s employment. The one-time signing bonuses were subject to repayment on a pro rata basis to the extent the executive officer’s employment was terminated voluntarily or by the Company for cause within 12 months of the named executive officer’s start date.

(3)
Amounts shown represents the aggregate grant date fair value of equity awards granted to our named executive officers under our 2021 Equity Incentive Plan (the “2021 Plan”), computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures and using the assumptions discussed in Note 11. Stock-Based Compensation of the audited consolidated financial statements included in our Annual Report.

(4)
Amounts shown represent the named executive officers’ total performance-based cash bonuses earned for each of the years presented, as applicable, based on the achievement of company and individual performance goals as determined by the Board and/or Compensation Committee.

(5)
Amounts shown represent 401(k) employer contributions, individual health savings account employer contributions and life insurance premiums paid by us on behalf of each of our named executive officers (except Mr. Gadit) for 2023 in the following amounts:

Name	Company 401(k) Match ($)	Life Insurance Premiums ($)	Company Contributions to HSA ($)
Yancey Spruill	14,563	2,322	—
W. Matthew Steinfort	8,250	1,190	1,250
William Sorenson	—	3,016	—
Gabriel Monroy	8,625	135	—
Megan Wood	13,929	540	—
(6)
Messrs. Steinfort and Gadit and Ms. Wood were not named executive officers for 2021 and 2022 and Mr. Sorenson was not a named executive officer for 2021. As a result, their compensation information for such years has been omitted.

(7)
Amounts shown include the grant date fair value of each named executive officer’s PSU award. In valuing the PSU awards, we assumed the probable achievement of the target levels for the performance goals. The grant date fair values of the 2023 PSUs, assuming maximum achievement of all performance conditions, are as follows: Mr. Steinfort: $5,928,297; Mr. Gadit: $6,101,207; Mr. Monroy: $7,321,423; and Ms. Wood: $3,137,948.

(8)
Mr. Sorenson was eligible for a prorated portion of his 2023 bonus through the Retirement Date. For more information, see “Compensation Discussion and Analysis-Other Features of Our Executive Compensation Program-Employment Arrangements” above and Exhibit 10.2 to our Current Report on Form 8-K filed on August 8, 2022.

(9)
Mr. Gadit was employed in Pakistan through August 16, 2023 and was employed in the United Arab Emirates commencing on August 17, 2023 and as such received payments in PKR and AED, respectively. The amounts shown were converted from PKR and AED to USD based on the currency exchange rates as of December 29, 2023, the last business day of the 2023 fiscal year (approximately 0.00356 USD per 1 PKR and 0.27223 USD per 1 AED).

(10)
Amount shown reflects Mr. Gadit’s performance-based cash bonus of AED 610,829, which has been converted from AED to USD using the currency exchange rate as of December 29, 2023, the last business day of the 2023 fiscal year (approximately 0.27223 USD per 1 AED).

(11)
Amount shown includes (1) $16,850,762 of contingent compensation earned by Mr. Gadit on September 1, 2023 pursuant to the Share Purchase Agreement, dated as of August 19, 2022, by and among DigitalOcean, LLC, Cloudways Ltd., Mr. Gadit and the other parties thereto (the “Share Purchase Agreement”), which was filed as Exhibit 2.1 to our Current Report on Form 8-K filed on August 23, 2022; and (2) $8,786 representing the employer contributions to the Pakistan Provident Fund and Employees’ Old-Age Benefits Institution while Mr. Gadit was employed in Pakistan, which amounts were contributed by the employer in PKR and converted into USD based on the currency exchange rate as of December 29, 2023, the last business day of the 2023 fiscal year (approximately 0.00356 USD per 1 PKR).

Grants of Plan-Based Awards in 2023
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2023.
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Yancey Spruill	Annual Cash	—	64,250	514,000	771,000	—	—	—	—	—
W. Matthew Steinfort	Annual Cash	—	54,000	432,000	648,000	—	—	—	—	—
	RSU	2/3/2023	—	—	—	—	—	—	483,225(4)	14,979,975
	PSU	3/1/2023	—	—	—	35,943	93,359	186,718	—	2,964,148
	RSU	9/15/2023	—	—	—	—	—	—	101,554(5)	2,469,793
William Sorenson	Annual Cash	—	23,292	186,333(6)	279,500	—	—	—	—	—
Muhammad Aaqib Gadit	Annual Cash	—	37,184	297,470	446,206	—	—	—	—	—
	RSU	2/3/2023	—	—	—	—	—	—	102,685(7)	3,183,235
	RSU	3/1/2023	—	—	—	—	—	—	51,736(8)	1,642,618
	PSU	3/1/2023	—	—	—	36,991	96,082	192,164	—	3,050,604
Gabriel Monroy	Annual Cash	—	32,813	262,500	393,750	—	—	—	—	—
	RSU	3/1/2023	—	—	—	—	—	—	62,083(8)	1,971,135
	PSU	3/1/2023	—	—	—	44,389	115,298	230,596	—	3,660,712
Megan Wood	Annual Cash	—	37,188	297,500	446,250	—	—	—	—	—
	RSU	2/3/2023	—	—	—	—	—	—	70,758(7)	2,193,498
	RSU	3/1/2023	—	—	—	—	—	—	26,608(8)	844,804
	PSU	3/1/2023	—	—	—	19,025	49,416	98,833	—	1,568,958
	RSU	9/15/2023	—	—	—	—	—	—	78,118(5)	1,899,830
(1)
The amounts shown in the “Target” column represent target bonus amounts for each named executive officer for 2023 and the amounts in the “Threshold” and “Maximum” columns represent 12.5% and 150% of the target dollar amount, respectively, as described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Performance-Based Cash Bonus” above. These amounts do not represent the actual bonus payments received by our named executive officers for the year ended December 31, 2023. The dollar value of the actual bonus payments is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(2)
The PSUs were granted pursuant to our 2021 Plan and may be earned based on the achievement of certain financial targets. The number of shares shown in the “Target” column represent the target number of shares for each named executive officer and the number of shares in the “Threshold” and “Maximum” columns represent 38.5% and 200% of the target number of shares, respectively, as described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” above. In February 2024, the Compensation Committee determined that the PSUs were achieved at the Threshold amount for the executive officers who remained at the Company on the certification date. All unachieved PSUs were canceled on the certification date.

(3)
Amounts shown represent the grant date fair value of RSUs and PSUs granted to our named executive officers, computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures and using the assumptions discussed in Note 11. Stock-Based Compensation of the audited consolidated financial statements included in our Annual Report. With respect to the PSU awards, amounts shown include the grant date fair value assuming achievement of the target number of each named executive officer’s PSU award. This amount does not reflect the actual economic value that may be realized by the named executive officer.

(4)
25% of the shares underlying this RSU award vested on December 1, 2023 and the remaining shares vest in 12 equal quarterly installments beginning on March 1, 2024, subject to the named executive officer’s continuous service through each such vesting date.

(5)
25% of the shares underlying this RSU award vest on September 1, 2024 and the remaining shares vest in 12 equal quarterly installments beginning on December 1, 2024, subject to the named executive officer's continuous service through each such vesting date.

(6)
Represents the target bonus amount prorated for eight months of 2023. Pursuant to the Sorenson Transition Agreement, Mr. Sorenson was eligible for a prorated portion of his bonus through the Retirement Date. For more information, see “Compensation Discussion and Analysis-Other Features of Our Executive Compensation Program-Employment Arrangements” above and Exhibit 10.2 to our Current Report on Form 8-K filed on August 8, 2022.

(7)	The shares underlying the RSUs vest in 16 equal quarterly installments beginning on March 1, 2023, subject to the named executive officer's continuous service through each such vesting date.
(8)	The shares underlying the RSUs vest in 16 equal quarterly installments beginning on June 1, 2023, subject to the named executive officer's continuous service through each such vesting date.
Outstanding Equity Awards at 2023 Fiscal Year End
The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2023.
		Option Awards(1)				Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Yancey Spruill	2/17/2021	—	—	—	—	52,500(3)(16)	1,926,225	—	—
	7/27/2021	—	—	—	—	—	—	3,000,000(4)(16)	110,069,997
W. Matthew Steinfort	2/3/2023	—	—	—	—	362,419(5)	13,297,153	—	—
	3/1/2023	—	—	—	—	35,943(6)	1,318,749	—	—
	9/15/2023	—	—	—	—	101,554(7)	3,726,016	—	—
William Sorenson	8/13/2019	735,612(8)	—	5.61	8/31/2024(9)	—	—	—	—
Muhammad Aaqib Gadit	9/6/2022	—	—	—	—	36,466(10)	1,337,938	—	—
	2/3/2023	—	—	—	—	77,014(11)	2,825,644	—	—
	3/1/2023	—	—	—	—	42,035(12)	1,542,264	—	—
	3/1/2023	—	—	—	—	36,991(6)	1,357,200	—	—
Gabriel Monroy	—	—	—	—	—	—	—	—	—
Megan Wood	4/30/2021	—	—	—	—	26,562(13)(17)	974,560	—	—
	3/8/2022	—	—	—	—	6,276(14)(17)	230,266	—	—
	6/7/2022	—	—	—	—	13,336(15)(17)	489,298	—	—
	2/3/2023	—	—	—	—	53,068(11)(17)	1,947,065	—	—
	3/1/2023	—	—	—	—	21,619(12)(17)	793,201	—	—
	3/1/2023	—	—	—	—	19,025(6)(17)	698,027	—	—
	9/15/2023	—	—	—	—	78,118(7)(17)	2,866,149	—	—
(1)	All awards granted prior to our IPO in March 2021 were granted pursuant to the 2013 Stock Plan and all awards granted after our IPO were granted under the 2021 Plan.
(2)	Market value is calculated based on the closing price of our common stock on December 29, 2023, the last trading day of the 2023 fiscal year, which was $36.69, as reported on the NYSE.
(3)
15% of the shares underlying this RSU award vested on March 1, 2022, an additional 25% of the shares vested in four equal quarterly installments beginning on June 1, 2022, and the remaining shares vest in eight equal quarterly installments beginning on June 1, 2023, subject to the named executive officer’s continuous service through each such vesting date.

(4)
Represents the number of shares eligible to vest with respect to the MRSU assuming achievement of all of the Company stock price goals. The actual number of shares eligible to vest is less than the amount reported in this column. The MRSU was scheduled to vest on the first date upon which both the stock price requirement and the time-based service requirement under the terms of the award were satisfied as described in Note 11. Stock-Based Compensation of the audited consolidated financial statements included in our Annual Report.

(5)
25% of the shares underlying this RSU award vested on December 1, 2023 and the remaining shares vest in 12 equal quarterly installments beginning on March 1, 2024, subject to the named executive officer's continuous service through each such vesting date.

(6)
The award was granted as PSUs, to be earned based on the Company’s 2023 financial performance. Amount shown represents the number of shares earned with respect to the PSU based on actual achievement of the financial performance level for 2023. One-third of the shares underlying the PSU award vested on March 1, 2024, and the remaining shares vest in eight equal quarterly installments beginning on June 1, 2024, subject to the named executive officer’s continuous service through each such vesting date.

(7)
25% of the shares underlying this RSU award vest on September 1, 2024 and the remaining shares vest in 12 equal quarterly installments beginning on December 1, 2024, subject to the named executive officer's continuous service through each such vesting date.

(8)	The shares underlying this option vested in 48 equal monthly installments beginning on September 13, 2019.
(9)
Pursuant to the Sorenson Transition Agreement, this option has an extended exercise period of 12 months from the Retirement Date. For more information, see “Compensation Discussion and Analysis—Other Features of Our Executive Compensation Program—Employment Arrangements” above and Exhibit 10.2 to our Current Report on Form 8-K filed on August 8, 2022.

(10)
25% of the shares underlying this RSU award vested on September 1, 2023 and the remaining shares vest in 12 equal quarterly installments beginning on December 1, 2023, subject to the named executive officer's continuous service through each such vesting date.

(11)	The shares underlying this RSU award vest in 16 equal quarterly installments, beginning on March 1, 2023, subject to the named executive officer’s continuous service through each such vesting date.
(12)	The shares underlying this RSU award vest in 16 equal quarterly installments, beginning on June 1, 2023, subject to the named executive officer’s continuous service through each such vesting date.
(13)
25% of the shares underlying this RSU award vested on March 1, 2022 and the remaining shares vest in 12 equal quarterly installments beginning on June 1, 2022, subject to the named executive officer's continuous service through each such vesting date.

(14)	The shares underlying this RSU award vest in 16 equal quarterly installments, beginning on June 1, 2022, subject to the named executive officer’s continuous service through each such vesting date.
(15)
The shares underlying this RSU award vest in 16 equal quarterly installments, beginning on September 1, 2022, subject to the named executive officer’s continuous service through each such vesting date.

(16)	As of February 12, 2024, Mr. Spruill’s last day of employment with the Company, an aggregate of 3,052,500 of the outstanding RSU and MRSU awards held by Mr. Spruill were forfeited.
(17)
As of January 16, 2024, Ms. Wood’s last day of employment with the Company, an aggregate of 297,812 of the outstanding RSU and PSU awards held by Ms. Wood were forfeited, calculated based on the maximum number of shares under the PSU award.

Options Exercised and Stock Vested in 2023
The following table sets forth certain information regarding any option exercises and stock vested during the fiscal year ended December 31, 2023 with respect to our named executive officers.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Yancey Spruill	3,446,525	76,815,911	40,250	1,299,043
W. Matthew Steinfort	—	—	120,806	3,726,865
William Sorenson	269,388	9,849,729	24,254	868,040
Muhammad Aaqib Gadit	—	—	51,947	1,599,577
Gabriel Monroy	—	—	5,964	189,357
Megan Wood	—	—	52,053	1,679,679
(1)
The aggregate value realized is calculated by multiplying (i) the number of shares of common stock acquired upon exercise by (ii) the difference between the closing price of our common stock on the date of exercise, as reported by the NYSE, and the applicable exercise price of the option. This amount does not represent actual amounts received by our named executive officers as a result of the option exercises.

(2)	The value realized on vesting is determined by multiplying the number of vested RSUs and PSUs by the closing price of our common stock on the vesting date, as reported by the NYSE.
Potential Payments Upon Termination or Change in Control
Severance Benefits--Executive Officers (General Terms)
Pursuant to the employment agreements with our named executive officers, if such officer resigns for “good reason” or we terminate his or her employment without “cause” (each as defined in the applicable employment agreement), then the named executive officer will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of the named executive officer’s then-current base salary for a period of six months, paid in installments; and (2) reimbursement of health insurance premiums for the named executive officer and his or her eligible dependents from the last day of employment until the earlier of: (i) six months, or (ii) the time the named executive officer accepts employment with another employer that provides comparable benefits.
Alternatively, if the named executive officer resigns for good reason or his or her employment is terminated without cause by us or a successor, in either case within three months prior to or within 12 months following a “change in control” (as defined in the applicable employment agreement), the named executive officer will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of the named executive officer’s then-current base salary for a period of 12 months, paid in a single lump sum within 60 days following the named executive officer’s last day of employment; (2) a bonus calculated at 100% achievement of all company and individual performance objectives, paid in a single lump sum within 60 days following the named executive officer’s last day of employment; and (3) reimbursement of health insurance premiums for the named executive officer and his or her eligible dependents from the last day of employment until the earlier of: (i) 12 months, or (ii) the time the named executive officer accepts employment with another employer that provides comparable benefits. In addition, 100% of the shares subject to the equity awards granted to the named executive officer that are subject to time-based vesting will vest and become exercisable.
Further, if the named executive officer dies or is “disabled” (as defined in the 2021 Plan and subject to the criteria set forth in the applicable employment agreement), the named executive officer’s employment with us will terminate and either the named executive officer or his or her estate will be entitled to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of the named executive officer’s then-current base salary for a period of six months, paid in installments; and (2) if eligible based on the terms set forth in the award agreements governing the named executive officer’s equity pursuant to the 2021 Plan, acceleration of all of the named executive officer’s outstanding equity awards.
As a condition to receiving any severance benefits described above or below, the named executive officer (or a representative of his or her estate) must sign and not revoke a general release agreement in a form reasonably acceptable to the Company.
Yancey Spruill
The foregoing summary applies to Mr. Spruill’s employment agreement with the following enhancements: (1) all references to six months are replaced with 12 months; (2) all references to 12 months are replaced with 18 months; (3) in the event of a resignation for good reason or termination without cause, Mr. Spruill was entitled to a bonus calculated at 100% achievement of all company and individual performance objectives; (4) in the event of a resignation for good reason or termination without cause in either case within three months prior to or within 12 months following a change in control, Mr. Spruill was entitled to a bonus calculated at 150% achievement of all company and individual performance objectives; and (5) Mr. Spruill is entitled to 12 months to exercise the vested shares subject to the options granted to him in the case he resigned for good reason or his employment is terminated without cause by us or a successor, whether or not in connection with a change in control.
On August 24, 2023, Mr. Spruill entered into the Spruill Separation Agreement with the Company that provided for his departure from the Company, effective as of the commencement of employment of his successor. Mr. Spruill’s successor, Padmanabhan Srinivasan, commenced employment with the Company on February 12, 2024, at which time Mr. Spruill departed the Company and began to receive the following severance benefits, which were the benefits to which he was entitled under his employment agreement in connection with a termination without cause or resignation for good reason: (1) $514,000, representing 12 months of Mr. Spruill’s base salary, paid in installments; (2) $514,000, representing Mr. Spruill’s 2023 target annual bonus; (3) reimbursement of COBRA premiums for Mr. Spruill and his eligible dependents for up to 12 months; and (4) 12 months to exercise any vested shares subject to options granted to Mr. Spruill.
W. Matthew Steinfort
The foregoing summary applies to Mr. Steinfort, provided, however, if Mr. Steinfort resigns for good reason or his employment is terminated without cause during the two year period commencing on September 15, 2023, Mr. Steinfort will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Mr. Steinfort’s then-current base salary for a period of 12 months, paid in installments; (2) reimbursement of COBRA premiums for Mr. Steinfort and his eligible dependents from the last day of employment until the earlier of: (i) 12 months, or (ii) the time Mr. Steinfort accepts employment with another employer that provides comparable benefits; (3) 100% of the shares subject to the equity awards granted to Mr. Steinfort that are subject to time-based vesting and that are scheduled to vest over the 12 month period following the termination date will vest on the termination date; and (4) the achievement of any performance-based restricted stock units shall be determined on the termination date based on the Company’s internal forecast for the financial performance measures relevant to such performance-based stock unit award and, assuming such achievement, the shares that are scheduled to vest over the 12 month period following the termination date will vest on the termination date. Following September 15, 2025, the employment terms revert to those described in the general terms summary.
William Sorenson
The foregoing summary applies to Mr. Sorenson’s employment agreement with the following enhancements: (1) all references to six months are replaced with 12 months; (2) in the event of a resignation for good reason or termination without cause (other than in connection with a change in control), 100% of the shares subject to the equity awards granted to Mr. Sorenson that are subject to time-based vesting that are scheduled to vest over the six month period following the termination date would vest and become exercisable; and (3) Mr. Sorenson was entitled to 12 months to exercise the vested shares subject to the options granted to him if he resigns for good reason or his employment is terminated without cause by us or a successor, whether or not in connection with a change in control.
On August 5, 2022, Mr. Sorenson entered into the Sorenson Transition Agreement that provided for his retirement from the Company, effective as of the Retirement Date, and set forth the terms of his employment through the Retirement Date. Pursuant to the terms of the Sorenson Transition Agreement, Mr. Sorenson continued to serve as Chief Financial Officer until his successor, W. Matthew Steinfort, commenced employment on January 9, 2023, at which time Mr. Sorenson transitioned to Executive Advisor. From the date of the Sorenson Transition Agreement through the Retirement Date, Mr. Sorenson (1) continued to receive his current annual base salary of $430,000; (2) was entitled to and did receive an annual performance-based cash bonus in the amount of $139,750 with respect to calendar year 2022 based on actual performance; (3) was entitled to and did receive a pro-rated annual bonus with respect to calendar year 2023 of $104,160 based on the achievement of performance goals set forth in the Company’s 2023 bonus plan; (4) continued to vest in any outstanding equity awards through the Retirement Date; (5) remained eligible to receive employee benefits in accordance with the Company’s established policies through the Retirement Date; and (6) is entitled to an extended period of 12 months from the Retirement Date to exercise any outstanding vested nonstatutory stock options.
Muhammad Aaqib Gadit
The foregoing summary applies to Mr. Gadit, provided, however, if Mr. Gadit resigns for good reason or his employment is terminated without cause during the two year period commencing on September 15, 2023, Mr. Gadit will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Mr. Gadit then-current base salary for a period of 12 months, paid in installments; (2) reimbursement of health insurance premiums for Mr. Gadit and his eligible dependents from the last day of employment until the earlier of: (i) 12 months, or (ii) the time Mr. Gadit accepts employment with another employer that provides comparable benefits; (3) 100% of the shares subject to the equity awards granted to Mr. Gadit that are subject to time-based vesting and that are scheduled to vest over the 12 month period following the termination date will vest on the termination date; and (4) the achievement of any performance-based restricted stock units shall be determined on the termination date based on the Company’s internal forecast for the financial performance measures relevant to such performance-based stock unit award and, assuming such achievement, the shares that are scheduled to vest over the 12 month period following the termination date will vest on the termination date. Following September 15, 2025, the employment terms revert to those described in the general terms summary.
Pursuant to the Share Purchase Agreement entered into in connection with the acquisition of Cloudways, if Mr. Gadit’s employment with the Company terminates other than for “cause,” if he resigns for “good reason” (each as defined in the Share Purchase Agreement) or if he dies, Mr. Gadit (or his estate, as applicable) is eligible to receive any unpaid amounts of his deferred payments as of the termination date. As of December 31, 2023, the balance of Mr. Gadit’s deferred payments under the Share Purchase Agreement was approximately $22 million. For more information, see our Current Report on Form 8-K, filed on August 23, 2022.
Gabriel Monroy
Mr. Monroy resigned from the Company in March 2023. Mr. Monroy was not entitled to and did not receive any severance benefits in connection with his departure.
Megan Wood
The foregoing summary applies to Ms. Wood, provided, however, if Ms. Wood resigned for good reason or her employment was terminated without cause during the two year period commencing on September 15, 2023, Ms. Wood was eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of Ms. Wood’s then-current base salary for a period of 12 months, paid in installments; (2) reimbursement of COBRA premiums for Ms. Wood and her eligible dependents from the last day of employment until the earlier of: (i) 12 months, or (ii) the time Ms. Wood accepts employment with another employer that provides comparable benefits; (3) 100% of the shares subject to the equity awards granted to Ms. Wood that were subject to time-based vesting and that were scheduled to vest over the 12 month period following the termination date would vest on the termination date; and (4) the achievement of any performance-based restricted stock units was to be determined on the termination date based on the Company’s internal forecast for the financial performance measures relevant to such performance-based stock unit award and assuming such achievement, the shares scheduled to vest over the 12 month period following the termination date would vest on the termination date. Following September 15, 2025, the employment terms would revert to those described in the general terms summary.
On January 15, 2024, Ms. Wood entered into the Wood Separation Agreement, which provided for the termination of her employment on January 16, 2024. In connection with her departure, Ms. Wood received the following severance benefits, which were benefits to which she was entitled under her employment agreement, as amended in connection with a termination without cause or resignation for good reason: (1) $425,000, representing 12 months of Ms. Wood’s base salary, paid in a lump sum, and (2) reimbursement of COBRA premiums for Ms. Wood and her eligible dependents for up to 12 months. Ms. Wood also received (1) $2,448,068 in cash in lieu of accelerated vesting of any equity awards and (2) $163,625 in payment for Ms. Wood’s 2023 bonus.
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective employment agreement, as described above, assuming their employment was terminated as of the last business day of fiscal year 2023, including in connection with a change in control.
Name	Type of Termination	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)(1)	Continuation of Insurance Coverage ($)	Other Compensation Arrangements ($)	Total ($)
Yancey Spruill	Termination without Cause or Good Reason	514,000	514,000	—(2)	32,123	—	1,060,123
	Termination without Cause or with Good Reason in connection with a CIC(3)	771,000	771,000	1,926,225(2)	48,184	—	3,516,409
	Termination in the case of Death or Disability(4)	514,000	—	—	—	—	514,000
W. Matthew Steinfort	Termination without Cause or Good Reason(5)	540,000	—	6,366,118(6)	25,786	—	6,931,904
	Termination without Cause or with Good Reason in connection with a CIC(3)	540,000	432,000	20,448,511(7)	25,786	—	21,446,296
	Termination in the case of Death or Disability(4)	270,000	—	—	—	—	270,000
Muhammad Aaqib Gadit	Termination without Cause or Good Reason(5)	425,000	—	2,694,697(6)	16,750	21,979,254(8)	25,115,701
	Termination without Cause or with Good Reason in connection with a CIC(3)	425,000	297,500	9,231,094(7)	16,750	21,979,254(8)	31,949,598
	Termination in the case of Death or Disability(4)	212,500	—	—	—	21,979,254(8)	22,191,754
Megan Wood(9)	Termination without Cause or Good Reason(5)	425,000	—	3,273,662(6)	10,333	—	3,708,995
	Termination without Cause or with Good Reason in connection with a CIC(3)	425,000	297,500	9,113,612(7)	10,333	—	9,846,445
	Termination in the case of Death or Disability(4)	212,500	—	7,300,539	—	—	7,513,039
(1)
The value of accelerated vesting of unvested RSUs and PSUs is based upon the closing price of our common stock on December 29, 2023, the last trading day of the 2023 fiscal year, as reported on the NYSE, multiplied by the number of units accelerated.

(2)
Amount shown does not include the value of any acceleration under the MRSU award. Under the terms of the MRSU award agreement, any MRSUs that did not meet the stock price requirement as of termination of Mr. Spruill’s employment for any reason will be forfeited. The minimum stock price requirement was not met as of December 31, 2023 and as a result we have not considered any part of the MRSU award to be achieved for the purposes of the table.

(3)
Represents change in control (as defined in the 2021 Plan) severance benefits based on a double-trigger arrangement, which assumes the named executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the named executive officer’s employment agreement) within three months prior to or 12 months following a change in control of the Company.

(4)
Represents benefits based on termination in the case of a named executive officer's death or disability (as defined in the 2021 Plan or any of the agreements governing the named executive officer's employment, as applicable).

(5)
Reflects benefits set forth in the amendments to the employment agreements entered into in September 2023. Following September 15, 2025, the benefits revert to the terms of the original employment agreements, as described above.

(6)
Amounts shown include 12 months of acceleration of PSUs actually achieved in 2023, as set forth in the amendments to the employment agreements, in connection with a termination without cause or resignation for good reason.

(7)
Amounts shown include the acceleration of target PSUs granted in 2023. Pursuant to the terms of the PSU awards, in the event of a termination without cause or resignation for good reason in connection with a change in control during or on the last day of the performance period for the PSUs, the number of achieved PSUs shall be determined as the greater of (i) the target number of PSUs and (ii) the projected number of PSUs that would have been achieved during a performance period ending on the corporate transaction effective date. In the case such achieved PSUs are not assumed or substituted, all such PSUs will accelerate and vest immediately prior to the effective date of the change in control.

(8)
Amounts shown represent the remaining portion of the deferred consideration to be paid to Mr. Gadit pursuant to the Share Purchase Agreement. Pursuant to the Share Purchase Agreement, if Mr. Gadit’s employment with the Company terminates other than for “cause,” if he resigns for “good reason” (each as defined in the Share Purchase Agreement) or if he dies, Mr. Gadit (or his estate, as applicable) is eligible to receive any unpaid amounts of his deferred payments as of the termination date.

(9)	Ms. Wood departed the Company on January 16, 2024. In connection with her departure, Ms. Wood entered into the Wood Separation Agreement and was entitled to the payments and benefits described above.
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (except our Chief Executive Officer).
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
We identified our median compensated employee from all full-time employees globally as of a determination date of December 31, 2023. We did not have any part-time employees as of the determination date. We did not include any contractors or other non-employee workers in our employee population. We used a consistently applied compensation measure consisting of annual base salary, annual bonus target or annual commission target in effect as of the determination date. Non-United States employees’ compensation was converted to U.S. dollar equivalents using applicable exchange rates as of the business day immediately preceding the determination date.
The fiscal year 2023 annual total compensation as determined under Item 402 of Regulation S-K for our former Chief Executive Officer was $1,044,885, as reported in the Summary Compensation Table. The annual total compensation as determined under Item 402 of Regulation S-K of our median employee for fiscal year 2023 was $94,344. The ratio of our former Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee for fiscal year 2023 is 11 to 1.

Pay Versus Performance
We are required by SEC rules to disclose the following information regarding compensation paid to our Chief Executive Officer (our “PEO”) and our other named executive officers (collectively, our “non-PEO NEOs”). The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. The footnotes below set forth the adjustments from the total compensation for each of our NEOs reported in the Summary Compensation Table above.
The following table sets forth additional compensation information of our PEO and our non-PEO NEOs, along with total shareholder return (“TSR”), net income and our Company-selected measure (the sum of revenue growth and adjusted free cash flow margin) for fiscal years 2021, 2022 and 2023. Since the Company completed its IPO in 2021, data from fiscal year 2020 is excluded from the table.
					Value of Initial Fixed $100 Investment Based On:
Fiscal Year(1)	Summary Compensation Table Total for PEO(2) ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for non-PEO NEOs(2) ($)	Average Compensation Actually Paid to non-PEO NEOs ($)	Total Shareholder Return(3) ($)	Peer Group Total Shareholder Return(3) ($)	Net Income ($ in thousands)	Revenue Growth Plus Adjusted Free Cash Flow Margin (%)(4)
2023	1,044,885	29,952,755	11,964,892	12,112,489	86.33	149.52	19,409	42
2022	797,179	(200,132,194)	4,430,909	(13,942,162)	59.93	94.73	(27,804)(5)	47
2021	82,536,062	293,335,312	7,774,582	13,883,786	189.01	131.92	(19,503)	41
(1)	The PEO and non-PEO NEOs included in the above compensation table reflect the following:
Year	PEO	Non-PEO NEOs
2023	Yancey Spruill	W. Matthew Steinfort, William Sorenson, Muhammad Aaqib Gadit, Gabriel Monroy, Megan Wood
2022	Yancey Spruill	William Sorenson, Carly Brantz, Jeffrey Guy, Gabriel Monroy
2021	Yancey Spruill	Gabriel Monroy, Alan Shapiro
(2)
In determining the compensation actually paid (“CAP”) to our PEO and our non-PEO NEOs, we deducted or added back the following amounts from or to the total amounts of compensation reported in the table above for the 2023 fiscal year. Grant date fair value represents the grant date fair value of equity-based awards granted in each year. Fair value adjustments reflect adjustments to the value of equity awards as calculated in accordance with the rules prescribed under Item 402(v) of Regulation S-K and in accordance with ASC Topic 718, which included the categories of adjustments as set forth below. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. For additional information regarding the determination of fair value, see Note 11. Stock-Based Compensation of the audited consolidated financial statements included in our Annual Report.

PEO	2023 ($)
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—
+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	23,119,050
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	5,788,820
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Total Added (or Deducted)	28,907,870

Non-PEO NEOs	2023 ($)
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(8,085,862)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	7,152,231
+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	185,444
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	1,120,327
+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	451,031
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(675,574)
Total Added (or Deducted)	147,597
(3)
Peer Group TSR reflects the Company’s peer group (S&P Information Technology Index) used in the stock performance graph contained in our Annual Report. The values assume $100 was invested in each of our common stock and our peer group index at their respective closing prices on March 24, 2021 (the date our common stock commenced trading on the NYSE), including the reinvestment of dividends.

(4)
Represents the sum of revenue growth and adjusted free cash flow margin. Revenue growth is defined as the percentage increase in revenue from the prior year. Adjusted free cash flow margin is a non-GAAP financial measure that we define as net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs, as a percentage of revenue.

(5)	Amount shown reflects restated net income as reflected in our restated consolidated financial statements for the fiscal year ended December 31, 2022.

Pay versus Performance Descriptive Disclosure
The graphs below show the relationships between CAP to our PEO and the average CAP to our non-PEO NEOs to each of (i) the Company’s TSR and the TSR of the S&P Information Technology Index, (ii) our net income and (iii) our Company-Selected Measure, the sum of revenue growth and adjusted free cash flow margin.

Relationship of CAP to Company and Peer Group TSR
$400
$300
$200
$100
$0
-$100
-$200
-$300
Compensation Actually Paid ($M)
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$0
Cumulative TSR
(value of initial $100 investment)
$189.01
$131.92
$94.73
$59.93
$149.52
$86.33
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
DOCN TSR
Peer Group TSR (S&P Information Technology)

Relationship of CAP to Net Income
Compensation Actually Paid ($M)
Net Income ($M)
$400
$300
$200
$100
$0
-$100
-$200
-$300
$30.0
$20.0
$10.0
$0.0
($10.0)
($20.0)
($30.0)
($40.0)
($19.5)
($27.8)
$19.4
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Net Income ($M)

Relationship of CAP to Company Selected Measure
$400
$300
$200
$100
$0
-$100
-$200
-$300
Compensation Actually Paid ($M)
48%
47%
46%
45%
44%
43%
42%
41%
40%
39%
38%
Company Selected Measure
47%
41%
42%
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
Revenue Growth Plus Adjusted Free Cash Flow Margin

Pay versus Performance Tabular List
The following table provides what we believe are the most important financial performance measures we used to link CAP to our PEO and non-PEO NEOs to Company performance in the most recent fiscal year, each of which is described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis”:
Performance Measure
Revenue growth plus adjusted free cash flow margin
Revenue growth
Adjusted free cash flow margin
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2023. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.
Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity Plans approved by stockholders	13,135,233	$9.43	17,871,222
Equity Plans not approved by stockholders	—	—	—
(1)
Consists of outstanding (i) stock options under the 2013 Stock Plan (the “2013 Plan”) and the 2021 Plan covering an aggregate of 3,289,019 shares of our common stock, (ii) RSUs under the 2013 Plan and the 2021 Plan covering an aggregate of 6,308,499 shares of our common stock, (iii) PSUs under the 2021 Plan covering an aggregate of 537,715 shares of our common stock, and (iv) MRSUs under the 2021 Plan covering an aggregate of 3,000,000 shares of our common stock. The number of shares to be issued in respect of (i) the MRSUs and (ii) PSUs for which the applicable performance period has not ended have been calculated based on the assumption that the maximum levels of performance applicable to these awards will be achieved. Excludes future rights to purchase shares under our ESPP, which depend on a number of factors described in the ESPP and will not be determined until the end of the applicable purchase period.

(2)	The weighted-average exercise price excludes any outstanding RSUs, PSUs and MRSUs, which have no exercise price.
(3)
Includes the 2021 Plan and ESPP. Stock options or other stock awards granted under the 2013 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan. The 2021 Plan provides that the total number of shares of common stock reserved for issuance thereunder will be automatically increased, on January 1 of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by the Board. The ESPP provides that the total number of shares of common stock reserved for issuance thereunder will automatically increase on January 1 of each calendar year by the lesser of (a) 1% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year and (b) 3,300,000 shares; provided that the Board may determine that such increase will be less than the amount set forth above. Accordingly, on January 1, 2024, the number of shares of our common stock available for issuance under the 2021 Plan and the ESPP increased by 4,512,172 shares and 902,434 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2024 by: (i) each director and nominee for director; (ii) each of the named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our common stock.
The percentage of shares beneficially owned shown in the table is based on 91,267,446 shares of our common stock outstanding as of March 15, 2024. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding any shares of our common stock subject to options held by such person that are currently exercisable or exercisable within 60 days of March 15, 2024 and any shares of common stock issuable upon the vesting of RSUs within 60 days of March 15, 2024. However, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 4 filed with the SEC.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o DigitalOcean Holdings, Inc., 101 6th Avenue, New York, New York 10013.
	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with AI Droplet Holdings LLC(1)	25,865,449	28.34%
The Vanguard Group(2)	6,032,127	6.61%
BlackRock, Inc.(3)	5,222,944	5.72%

Named Executive Officers and Directors
Yancey Spruill	1,671,948	1.83%
William Sorenson(4)	508,883	*
W. Matthew Steinfort	99,586	*
Muhammad Aaqib Gadit	71,617	*
Gabriel Monroy	—	*
Megan Wood	—	*
Warren Adelman(5)	149,716	*
Pratima Arora	54,781	*
Amy Butte(6)	100,000	*
Warren Jenson(7)	96,731	*
Pueo Keffer	6,618	*
Christopher Merritt(8)	4,446	*
Hilary Schneider(9)	94,758	*
Padmanabhan Srinivasan	—	*
All executive officers and directors as a group (10 persons)(10)	678,253	*
*	Less than one percent.
(1)
Consists of (a) 23,582,125 shares held directly by AI Droplet Holdings LLC (“Droplet Holdings”), (b) 155,665 shares held directly by AI Droplet Sharing LLC (“Droplet Sharing”), and (c) 2,127,659 shares held directly by AI Droplet Subsidiary LLC (“Droplet Subsidiary”). Each of Access Industries Management, LLC (“AIM”) and Len Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by Droplet Holdings because (i) AIM is the sole manager of Droplet Holdings, and

(ii) Mr. Blavatnik controls AIM and a majority of the outstanding voting interests in Droplet Holdings. Each of AIM, Access Industries Holdings LLC (“AIH”) and Mr. Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by Droplet Sharing because (i) AIM is the sole manager of Droplet Sharing and AIH, (ii) AIH controls all of the outstanding voting interests in Droplet Sharing, and (iii) Mr. Blavatnik controls AIM and a majority of the outstanding voting interests in AIH. Each of AIM, Droplet Holdings and Mr. Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by Droplet Subsidiary because (i) AIM is the sole manager of Droplet Subsidiary and Droplet Holdings, (ii) Droplet Holdings owns all of the equity interests in Droplet Subsidiary, and (iii) Mr. Blavatnik controls AIM and a majority of the outstanding voting interests in Droplet Holdings. The address of the foregoing is 40 West 57th Street, 28th Floor, New York, NY 10019.
(2)
According to a Schedule 13G/A filed with the SEC on February 13, 2024 reporting stock ownership as of December 29, 2023, consists of 6,032,127 shares of common stock held by The Vanguard Group - 23-1945930 (“The Vanguard Group”). Of the shares of common stock beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 114,271 shares, shared dispositive power with respect to 172,908 shares, and sole dispositive power with respect to 5,859,219 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)
According to a Schedule 13G/A filed with the SEC on January 29, 2024 reporting stock ownership as of December 31, 2023, consists of 5,222,944 shares of common stock held by BlackRock, Inc. (“BlackRock”). Of the shares of common stock beneficially owned, BlackRock reported that it had sole voting power with respect to 5,144,276 shares and sole dispositive power with respect to 5,222,944 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.

(4)	Consists of (a) 28,271 shares held by Mr. Sorenson and (b) 480,612 shares issuable upon the exercise of options.
(5)	Consists of (a) 36,789 shares held by Mr. Adelman, (b) 101,499 shares issuable upon the exercise of options and (c) 11,428 shares issuable upon the vesting of RSUs.
(6)	Consists of (a) 31,000 shares and (b) 69,000 shares issuable upon the exercise of options, each held by Plato Partners LLC.
(7)	Consists of (a) 11,315 shares held by Mr. Jenson and (b) 85,416 shares issuable upon the exercise of options.
(8)	Consists of (a) 781 shares held by Mr. Merritt and (b) 3,665 shares issuable upon the vesting of RSUs.
(9)	Consists of (a) 7,258 shares held by Ms. Schneider and (b) 87,500 shares issuable upon the exercise of options.
(10)
Consists of (a) 319,745 shares of common stock, (b) 343,415 shares of common stock issuable upon the exercise of options and (c) 15,093 shares of common stock issuable upon the vesting of RSUs, held, as of March 15, 2024, in aggregate by persons considered to be our executive officers and directors as of the date of this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy and Procedures
We have adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than certain transactions that would not be required to be disclosed pursuant to Item 404(a) of Regulation S-K). Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Transition Services Agreement
In connection with the Company’s acquisition of Cloudways in 2022, the Company entered into a transition services agreement (the “Transition Services Agreement”) with Gaditek Associates (“Gaditek”) for the continuation of certain administrative and operational services that Gaditek provided to Cloudways prior to the acquisition. The Company’s Chief Revenue Officer, Muhammad Aaqib Gadit, is the former Chief Executive Officer of Cloudways and owns 14.3% of Gaditek. Fees under the Transition Services Agreement are primarily determined on a usage basis. In 2023, the Company and Gaditek entered into an extension and subsequent amendment of the Transition Services Agreement (the “2023 Amendments”), which are set to expire in the second quarter of 2024. During the year ended December 31, 2023, the Company incurred approximately $792,000 in fees to Gaditek pursuant to the Transition Services Agreement, as amended. The Transition Services Agreement and all subsequent extensions and amendments thereto were negotiated at arm’s length, were executed at fair market terms and were reviewed and approved in accordance with the Related Person Transactions Policy, as applicable.
Employment of Muhammad Aaqib Gadit’s Brother
Shaheer Gadit, the brother of Muhammad Aaqib Gadit, the Company’s Chief Revenue Officer, is employed by the Company in the role of Manager, Product Management. His total compensation in 2023 was approximately $238,000, which includes his base salary paid in 2023, his bonus earned in 2023 and paid in 2024, as well as the grant date fair value of Company equity awards granted to Mr. Shaheer Gadit in 2023. Mr. Shaheer Gadit is employed in the United Arab Emirates and, as such, received payments of his salary and bonus in AED. Mr. Shaheer Gadit’s salary and bonus were converted from AED to USD based on the currency exchange rate as of December 29, 2023, the last business day of the 2023 fiscal year (approximately 0.27223 USD per 1 AED). Mr. Shaheer Gadit’s compensation is commensurate with his qualifications, responsibilities and other employees holding similar positions.

Referral Agreement
In November 2023, the Company entered into an arrangement with an affiliate (the “Access Affiliate”) of AI Droplet Holdings LLC, a greater than 5% beneficial owner of the Company’s common stock. Pursuant to this arrangement, the Access Affiliate receives referral fees and other related payments in exchange for referring customers to the Company. The agreement expires on March 31, 2029, and can be terminated earlier without penalty if the contractual net revenue minimum commitment has not been met. Referral fees are incurred when the Company collects amounts due from the customer in exchange for services rendered. Other fees paid to the Access Affiliate include fixed payments to be used exclusively for marketing and referral activities as well as certain reimbursable compensation costs. During the year ended December 31, 2023, the Company incurred approximately $549,000 in fees to the Access Affiliate pursuant to the arrangement, which consisted of a marketing and referral activity fee of $224,000, reimbursable compensation costs of $273,000, and referral fees of $52,000. The arrangement with the Access Affiliate was negotiated at arm’s length, was executed at fair market terms and was reviewed and approved in accordance with the Related Person Transactions Policy.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement with certain holders of our common stock, including entities affiliated with AI Droplet Holdings LLC, which provides, among other things, such holders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, subject to certain limitations. Pueo Keffer, a member of our Board, is a senior managing director of Access Technology Ventures, which is an affiliate of AI Droplet Holdings LLC.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Padmanabhan Srinivasan
Chief Executive Officer
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 is available without charge at investors.digitalocean.com, upon written request to: Corporate Secretary, DigitalOcean Holdings, Inc., 101 6th Avenue, New York, New York 10013 or by emailing investors@digitalocean.com.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCN2024**

The meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively via live webcast. You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V45182-P09046 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DIGITALOCEAN HOLDINGS, INC.

The Board of Directors recommends you vote FOR all of the following director nominees:

	For All	Withhold All	For All Except
1. Election of Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Pratima Arora
02) Warren Jenson

The Board of Directors recommends you vote FOR the following proposals:

Note: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V45183-P09046

DIGITALOCEAN HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 6, 2024 12:00 P.M. Eastern Time
This Proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Padmanabhan Srinivasan, W. Matthew Steinfort and Seth Zelnick, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DIGITALOCEAN HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m. Eastern Time on Thursday, June 6, 2024, at www.virtualshareholdermeeting.com/DOCN2024, and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and in their discretion on such other matters as may properly come before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IT WILL BE VOTED IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE